Exhibit (d)(iv)

DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG NEW YORK BRANCH One Columbus Circle New York, New York 10019	ROYAL BANK OF CANADA 200 Vesey St New York, New York 10281	THE TORONTO-DOMINION BANK, NEW YORK BRANCH TD SECURITIES (USA) LLC 1 Vanderbilt Avenue New York, New York 10017

UBS AG, STAMFORD BRANCH 600 Washington Boulevard Stamford, Connecticut 06901 UBS SECURITIES LLC 1285 Avenue of the Americas New York, New York 10020	WELLS FARGO BANK, NATIONAL ASSOCIATION WELLS FARGO SECURITIES, LLC 550 South Tyron Street Charlotte, North Carolina 28202	BNP PARIBAS BNP PARIBAS SECURITIES CORP. 787 Seventh Avenue, New York, New York 10019

BANCO SANTANDER, S.A., NEW YORK BRANCH 437 Madison Ave New York, New York 10022	MIZUHO BANK, LTD. 1271 Avenue of the Americas New York, New York 10020	NATIXIS, NEW YORK BRANCH 1251 Avenue of the Americas New York, New York 10020

SUMITOMO MITSUI BANKING CORPORATION 277 Park Avenue New York, New York 10172	CITIZENS BANK, N.A. 28 State Street Boston, Massachusetts 02109	APOLLO CAPITAL MANAGEMENT, L.P. APOLLO GLOBAL FUNDING, LLC 9 West 57th Street, 41st Floor New York, NY 10019

ARES CAPITAL MANAGEMENT LLC 245 Park Avenue, 44th Floor New York, New York 10167	GOLUB CAPITAL LLC 200 Park Avenue New York, New York 10166

CONFIDENTIAL

August 27, 2024

Raven Acquisition Holdings, LLC

c/o TCP-ASC ACHI Series, LLLP

Park Avenue Tower

65 East 55th Street, 19th Floor

New York, NY 10022

Attention: Glenn F. Miller

and

c/o Clayton, Dubilier & Rice

375 Park Avenue, 18th Floor

New York, NY 10152

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Attention: Michael G. Babiarz

Project Raven

Amended and Restated Commitment Letter

Ladies and Gentlemen:

Reference is made to the Commitment Letter (together with the schedules, exhibits and annexes attached thereto, the “Original Commitment Letter”), dated as of July 31, 2024 (the “Original Signing Date”), by and among Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank AG New York Branch (“DBNY” and, together with DBSI, “DB”), Royal Bank of Canada (“RBC”) and RBC Capital Markets (“RBCCM”) (RBC and RBCCM each acting through such of its affiliates or branches as it deems appropriate (it being understood RBC and RBCCM will be responsible for such affiliates or branches), collectively, “Royal Bank”; DB and Royal Bank, collectively, the “Original Commitment Parties”) and you.

You have advised each of the Original Commitment Parties, The Toronto-Dominion Bank, New York Branch (“TDB”) and TD Securities (USA) LLC (“TDS” and, together with TDB, “TD”), UBS AG, Stamford Branch (“UBSAG”) and UBS Securities LLC (“UBSS” and, together with UBSAG, “UBS”), Wells Fargo Bank, National Association (“WFB”) and Wells Fargo Securities, LLC (“WFS” and, together with WFB, “WF”), BNP Paribas (“BNPP”) and BNP Paribas Securities Corp. (“BNPS” and, together with BNPP, “BNP”), Banco Santander, S.A., New York Branch (“Santander”), Mizuho Bank, Ltd. (“Mizuho”), Natixis, New York Branch (“Natixis”), Sumitomo Mitsui Banking Corporation (“SMBC”), Citizens Bank, N.A. (“Citizens”), Apollo Capital Management, L.P., on behalf of one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed, and/or advised by it or its affiliates (in such capacity “ACM”) and Apollo Global Funding, LLC (“AGF”, and together with ACM, “Apollo”), Ares Capital Management LLC (“Ares”), Golub Capital LLC (“Golub”; the Original Commitment Parties, TD, UBS, WF, BNP, Santander, Mizuho, Natixis, SMBC, Citizens, Apollo, Ares and Golub, collectively, “we,” “us” or the “Commitment Parties,” and each a “Commitment Party”) that Raven Acquisition Holdings, LLC, a Delaware limited liability company (the “Borrower” or “you”), a wholly owned direct subsidiary of Raven Intermediate Holdings, LLC, a Delaware limited liability company (“Holdings”), controlled directly or indirectly by TCP-ASC ACHI Series, LLLP (“TCP-ASC”) and Clayton, Dubilier & Rice, LLC (“CD&R”; CD&R and TCP-ASC, together with certain of their respective affiliates (including, in the case of TCP-ASC, TowerBrook Capital Partners L.P. (“Towerbrook”)) and associated funds, collectively, the “Sponsors”), together with certain other investors arranged by and/or designated by any of the Sponsors (which may include members of management of the Company (as defined below)) (collectively with the Sponsors, the “Investors”), intend to acquire (the “Acquisition”), directly or indirectly, 100.0% of the equity securities of an entity previously identified to us by you as “Raven” (the “Company”) pursuant to the Agreement and Plan of Merger, dated as of July 31, 2024, made by and among the Company, you and Project Raven Merger Sub, Inc. (“Merger Sub”) (together with all exhibits and schedules thereto, as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Acquisition Agreement”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, or the Summaries of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this amended and restated commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”). The Original Commitment Letter is hereby amended, restated and superseded in its entirety as follows and such Original Commitment Letter shall be of no further force or effect; provided that for purposes of Sections 7 and 9 hereof, the terms “Commitment Letter” and “Fee Letter” shall be deemed to include the Original Commitment Letter and the Original Fee Letter (as defined below), as applicable and the Original Commitment Parties shall be entitled to the benefits of such provisions as if they were in effect on the Original Signing Date.

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1.	Commitments.

In connection with the Transactions, (A) each of the Commitment Parties listed on Schedule I-A hereto hereby commits, severally and not jointly to provide the applicable principal amount of the First Lien Closing Date Term Facility set forth on Schedule I-A hereto opposite its name (including, without limitation, at the Borrower’s election, any Flexed First Lien Term Loan Increase (as defined in the Fee Letter (as defined below))) (in such capacities, collectively, the “Initial First Lien Closing Date Term Lenders,” and each an “Initial First Lien Closing Date Term Lender”), (B) each of the Commitment Parties listed on Schedule I-B hereto hereby commits, severally and not jointly to provide the applicable principal amount of the First Lien Delayed Draw Term Facility set forth on Schedule I-B hereto opposite its name (in such capacities, collectively, the “Initial First Lien Delayed Draw Term Lenders,” and each an “Initial First Lien Delayed Draw Term Lender”) and (C) each of the Commitment Parties listed on Schedule I-C hereto hereby commits, severally and not jointly, to provide the applicable amount of the Revolving Facility set forth on Schedule I-C hereto opposite its name (in such capacities, collectively, the “Revolving Lenders,” and each a “Revolving Lender”, together with the Initial First Lien Closing Date Term Lenders and the Initial First Lien Delayed Draw Term Lenders, collectively the “Initial Lenders,” and each an “Initial Lender”), subject only to the satisfaction or waiver of the conditions referenced in Section 6 hereof.

2.	Titles and Roles.

It is agreed that:

(i) each of DBSI, RBCCM, TDS, UBSS, WFS, BNPS, Santander, Mizuho, Natixis, SMBC, Citizens, AGF and Golub will act as a joint lead arranger and joint bookrunner for the First Lien Facilities (the “Lead Arrangers” and each a “Lead Arranger”); and

(ii) DBNY will act as the administrative agent and collateral agent for the First Lien Facilities (in such capacities, the “First Lien Administrative Agent”).

It is further agreed that DB shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the First Lien Facilities, with Royal Bank appearing immediately to the right of DB. All other financial institutions and any other Lead Arranger will be listed in customary fashion (as mutually agreed to by you and the Lead Arrangers) on any Information Materials (as defined below) and all other offering or marketing materials in respect of the First Lien Facilities.

You agree that no other agents, co-agents, arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter (as defined below)) will be paid to any Lender (as defined below) by you or any of your affiliates in order to obtain its commitment to participate in the First Lien Facilities unless you and we shall so reasonably agree.

Notwithstanding anything herein or in the Term Sheet to the contrary, (a) Ares shall not act as an underwriter, arranger, trustee, agent or in a similar role or otherwise perform any services hereunder or receive any fees for such services, and (b) the role of Ares hereunder and under the Term Sheet shall be limited to their commitments to provide debt financing as a principal pursuant to the terms hereof.

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3.	Syndication.

The Lead Arrangers reserve the right, prior to or after the Closing Date (as defined below), but subject to the limitations set forth herein, to syndicate all or a portion of the Initial Lenders’ commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with you and with your consent (which consent shall not be unreasonably withheld or delayed); provided that (a) the Lead Arrangers agree not to syndicate their commitments to (i) competitors of the Borrower, the Company or any of their respective subsidiaries from time to time, (ii) any persons that are engaged as principals primarily in private equity, mezzanine financing or venture capital and certain banks, financial institutions, other institutional lenders and other entities, in each case, that have been specified to the Lead Arrangers by you or the Sponsors in writing on or prior to the date hereof (and in the case of the Original Commitment Parties, prior to the Original Signing Date) (which list may be updated (x) after the date hereof, but prior to the Closing Date, with the consent of the Lead Arrangers holding a majority of the aggregate amount of outstanding financing commitments in respect of the First Lien Facilities on the date hereof (the “Majority Lead Arrangers”) (such consent not to be unreasonably withheld or delayed) and (y) on and after the Closing Date, with the First Lien Administrative Agent’s consent (such consent not to be unreasonably withheld, conditioned or delayed)) and (iii) as to any entity referenced in each case of clauses (i) and (ii) above (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s known affiliates or affiliates identified in writing to the Lead Arrangers from time to time or otherwise readily identifiable by name, but excluding, in the case of clause (i), any bona fide diversified debt fund with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (clauses (i), (ii) and (iii) above, collectively, the “Disqualified Lenders”) and that no Disqualified Lenders may become Lenders (provided that any additional designation permitted by the foregoing shall not apply retroactively to any prior assignment to any Lender (or prior participation in the First Lien Facilities) permitted hereunder at the time of such assignment (or prior participation in the First Lien Facilities)) and (b) notwithstanding the Lead Arrangers’ right to syndicate the First Lien Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the First Lien Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under the First Lien Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the First Lien Facilities, including its commitments in respect thereof, until after the initial funding under the First Lien Facilities on the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the First Lien Facilities until after the initial funding or effectiveness, as applicable, of the First Lien Facilities has occurred and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the First Lien Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the First Lien Facilities on the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the First Lien Facilities and in no event shall the commencement or successful completion of syndication of the First Lien Facilities constitute a condition to the effectiveness of the Facilities Documentation (as defined below) or the availability or funding of the First Lien Facilities on the Closing Date. The Lead Arrangers may commence syndication efforts with respect to the First Lien Facilities promptly (taking into account the expected timing of the Acquisition) after your execution of this Commitment Letter and, as part of their syndication efforts, it is their intent to have Lenders commit to the First Lien Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier to occur of (A) the date upon which a Successful Syndication

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(as defined in the Fee Letter) is achieved and (B) 60 days after the Closing Date (such earlier date, the “Syndication Date”), you agree to assist the Lead Arrangers in attempting to complete a syndication that is reasonably satisfactory to the Lead Arrangers and you. Such assistance shall be limited to (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsors and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, the Company’s existing lending and investment banking relationships, (b) your providing direct contact (which may be virtual to the extent circumstances so require) between appropriate members of senior management, certain representatives and certain non-legal advisors of you and the Sponsors, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to facilitate such contact between appropriate members of senior management of the Company, on the one hand, and the proposed Lenders, on the other hand, to the extent practical and appropriate and not in contravention of the Acquisition Agreement), in all such cases at times and locations mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Company to assist to the extent practical and appropriate and not in contravention of the Acquisition Agreement) in the preparation of the Information Materials and other customary offering and marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts, with the Lead Arrangers’ assistance, to procure prior to or concurrent with the launch of the general syndication of the First Lien Facilities, at your expense, (i) public ratings (but not specific ratings) for the First Lien Closing Date Term Facility and the First Lien Delayed Draw Term Facility from each of S&P Global Ratings (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and (ii) a public corporate credit rating and a public corporate family rating (but not specific ratings in either case) in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arrangers, of one meeting of prospective Lenders at a time and location (which may be virtual to the extent circumstances so require) to be mutually agreed upon (and your using commercially reasonable efforts to cause certain senior officers of the Company to be available for each such meeting to the extent practical and appropriate and not in contravention of the Acquisition Agreement), and (f) prior to the Syndication Date, there being no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or any of your subsidiaries (and your using commercially reasonable efforts to ensure there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Company and its subsidiaries, to the extent practical and appropriate and not in contravention of the Acquisition Agreement) being offered, placed or arranged (other than (1) the First Lien Facilities, (2) borrowings under the Company’s existing credit facilities and/or extensions and renewals of existing indebtedness or any other indebtedness of the Company and its subsidiaries or affiliates permitted to be incurred pursuant to the Acquisition Agreement and (3) Senior Secured Notes (as defined in the Fee Letter)) without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the First Lien Facilities (it being understood that the Company’s and its subsidiaries’ ordinary course debt, working capital facilities and ordinary course capital leases, overdraft facilities (if any), purchase money and equipment financings will not materially impair the syndication of the First Lien Facilities). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter (as defined below) or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above nor the compliance with any of the provisions set forth in this Commitment Letter (other than as expressly set forth in Section 6 hereof or on Exhibit C) shall constitute a condition to the commitments hereunder or the funding of the First Lien Facilities on the Closing Date. The Lead Arrangers acknowledge that the Company and its subsidiaries are not restricted from incurring debt or liens prior to the Closing Date, except as specifically set forth in the Acquisition Agreement, and that prior to the Closing Date, the Company is obligated to assist you with respect to the First Lien Facilities only to the extent set forth in the Acquisition Agreement. Your obligations under this Commitment Letter and the Fee Letter to use commercially

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reasonable efforts to cause the Company or its management to take (or to refrain from taking) any action will not require you to (a) take any legal action against the Company, its management or any other party under the Acquisition Agreement, (b) take any other action that is in contravention of the terms of the Acquisition Agreement or (c) terminate the Acquisition Agreement.

The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the First Lien Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate , the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders (subject, in each case, to your consent rights set forth in the second preceding paragraph (including, for the avoidance of doubt, with respect to the allocation levels) and excluding Disqualified Lenders). To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause the Sponsors and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, to cause the Company to provide) to the Lead Arrangers all customary and reasonably available information with respect to you, the Company and each of your and its respective subsidiaries and the Transactions, including customary financial information and projections prepared by the Borrower and reasonably available to you (such projections, including financial estimates, forecasts, other forward-looking information and pro forma information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the First Lien Facilities. For the avoidance of doubt, you will not be required to provide (i) any financial information (other than the financial statements referenced in numbered paragraphs 5 and 6 of Exhibit C hereto) concerning the Company that the Company does not maintain in the ordinary course of business, (ii) any other information with respect to the Company not reasonably available to the Company under its current reporting systems or (iii) trade secrets or competitively sensitive information to the extent that the provision thereof would violate any law, rule or regulation, binding agreement, fiduciary duty, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Company or any of your or the Company’s respective affiliates; provided that (a) in the event you do not provide information pursuant to clause (iii) above in reliance on this sentence that the Lead Arrangers have specifically identified and requested, you shall provide notice to the Lead Arrangers that such information is being withheld (and solely to the extent you are able to do so without violating the applicable obligation or waiving privilege and you shall exercise commercially reasonable efforts to communicate the applicable information in a manner that would not violate the applicable obligation or risk waiver of such privilege) and (b) none of the foregoing shall be construed to limit any of your, the Company’s or the Borrower’s representations and warranties set forth in Section 4 hereof (and any corresponding representation in the Information Memorandum (as defined below) or the Facilities Documentation, as applicable). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the First Lien Facilities or as a condition to the commitment hereunder or funding of the First Lien Facilities on the Closing Date shall be those required to be delivered pursuant to paragraphs 5 and 6 of Exhibit C hereto (as and when required pursuant to the terms hereof) and the provision of other information contemplated by this paragraph shall not constitute a condition to the commitments hereunder or the funding of the First Lien Facilities on the Closing Date.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), the Projections and other customary offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the First Lien Facilities (the “Information Memorandum”) (such Information, Projections, other customary offering and marketing material and the Information Memorandum (all of which, when taken as a whole, shall be in form and substance consistent with confidential information memoranda and other marketing materials for recent transactions involving existing borrowers of affiliates of (at your election) any Sponsor, as

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modified to take into account the Transactions), collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means (an “Electronic Platform”) and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders who may be engaged in investment and other market-related activities with respect to you or the Company or your or the Company’s respective securities that do not wish to receive material information with respect to you, the Company, or your or their securities that is not publicly available or has not been made available to investors in connection with a Rule 144A or public offering of the Borrower’s or the Company’s securities (“MNPI”) (such Lenders each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”)).

At the reasonable request of the Lead Arrangers, you agree to assist (and to use commercially reasonable efforts to cause the Sponsors and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, the Company to assist) the Lead Arrangers in preparing an additional version of the Information Materials to be used in connection with the syndication of the First Lien Facilities that does not include MNPI (all such information and documentation being “Public Information”) to be used by Public Siders. It is understood that in connection with your assistance described above, you shall use commercially reasonable efforts to cause the Company to provide the Lead Arrangers with authorization letters customary for affiliates of (at your election) any Sponsor for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders and shall represent that the additional version of the Information Materials does not include any information that would be MNPI (other than information about the Transactions or the First Lien Facilities) and the Information Materials shall exculpate you, the Sponsor, the affiliates of the Sponsor, the Company, the affiliates of the Company and the Lead Arrangers and their respective affiliates with respect to any liability related to the use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof; provided in the event that the Company shall fail to provide such authorization letters after your use of commercially reasonable efforts, such authorization letters shall be provided by the Borrower. Before distribution of any Information Materials, you agree to, at the Lead Arrangers’ reasonable request, use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark any particular Information Materials “PUBLIC”). You agree that, unless expressly identified as “PUBLIC” or “Public Information,” each document to be disseminated by the Lead Arrangers (or any other agent) to any Lender in connection with the First Lien Facilities will, except as provided in the following paragraph, be deemed to contain MNPI and the Lead Arrangers will not make any such materials available to Public Siders.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents may be distributed to both Private Siders and Public Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto), unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets setting forth, and notification of changes in, the First Lien Facilities’ terms and conditions and (c) drafts and final versions of the First Lien Facilities Documentation (such final versions, the “Facilities Documentation”). If you so advise the Lead Arrangers in writing (including by email) that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials from the Lead Arrangers without your consent. You will be solely responsible for the contents of the Information Memorandum and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

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4.	Information.

You hereby represent and warrant that (as to the Company and its subsidiaries and businesses, to the best of your knowledge), (a) all written information and written data (other than the Projections and other than information of a general economic or industry specific nature, the “Information”) that has been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the Transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the Transactions contemplated hereby, when taken as a whole, have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your and the Sponsors’ control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (and with respect to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that (with respect to the Information and Projections relating to the Company and its subsidiaries, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of the foregoing representations, any supplements thereto, or the accuracy of any such representations and warranties, whether or not cured, shall constitute a condition precedent to the availability of the commitments and obligations of the Initial Lenders hereunder or the funding of the First Lien Facilities on the Closing Date. In arranging and syndicating the First Lien Facilities, each of the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in that certain amended and restated fee letter dated the date hereof (the “Fee Letter”, which amends and restates the Fee Letter, dated as of July 31, 2024, by and among the Original Commitment Parties and you (the “Original Fee Letter”)) among you, us and certain of our affiliates and delivered herewith with respect to the First Lien Facilities, if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances except as otherwise expressly agreed in writing.

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6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the First Lien Facilities on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein, in each case, are subject solely to the satisfaction (or waiver by the Commitment Parties) of (a) the conditions expressly set forth in the immediately following paragraph, (b) the conditions set forth in the paragraph entitled “Conditions to Initial Borrowing under the First Lien Facilities” in Exhibit B hereto, and (c) the applicable conditions set forth in Exhibit C hereto, in each case limited on the Closing Date as indicated therein, and, upon satisfaction (or waiver by the requisite Commitment Parties) of such conditions, the initial funding or effectiveness, as applicable, of the First Lien Facilities shall occur. There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Facilities Documentation to the initial funding or effectiveness, as applicable, of the First Lien Facilities on the Closing Date, including compliance with the terms (but not the conditions) of this Commitment Letter, the Fee Letter and the Facilities Documentation, other than those that are expressly referred to in the immediately preceding sentence.

Subject to the Conditionality Provisions (as defined below), in addition, the commitments of the Initial Lenders hereunder are subject to (a) the execution and delivery by the Borrower and the Guarantors (as defined in Exhibit B hereto) (after giving effect to the Acquisition), as applicable, of, solely in the case of the First Lien Facilities, the First Lien Facilities Documentation consistent with the Sponsor Precedent (as defined below), as modified in a manner consistent with this Commitment Letter, the Term Sheet and the Fee Letter subject to the Conditionality Provisions (as defined below) and (b) receipt of customary legal opinions, customary secretary’s certificates (certifying solely as to incumbency, authorizing resolutions, good standing and organizational documents and the Specified Representations (as defined below)), customary evidence of authorization and a solvency certificate of a senior financial officer or an officer serving the equivalent function of Holdings or the Borrower in substantially the form of Annex I to Exhibit C hereto.

For purposes of this Commitment Letter, the Term Sheet and the Fee Letter, “Sponsor Precedent” shall mean collectively the definitive documentation for the senior secured bank facilities incurred by Fortress Intermediate 3, Inc. on June 27, 2024, with JPMorgan Chase Bank, N.A., as administrative agent (the credit agreement documenting such facilities, the “Fortress Credit Agreement Precedent”), reflecting the terms set forth in this Commitment Letter and the Fee Letter with (a) modifications to permit the Transactions and the other transactions contemplated by the Acquisition Agreement, (b) modifications to reflect changes in law or accounting standards since the date of such precedent, (c) modifications to reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of the size, operations, total assets, financial accounting, geographic location, industry, business and business practices of the Borrower and its subsidiaries, (d) matters disclosed in the Acquisition Agreement and the proposed business plan (including the Sponsors’ investment thesis), (e) modifications to reflect the sponsor model delivered to the applicable Lead Arrangers on July 30, 2024 (the “Sponsor Model”) and the quality of earnings report delivered to the applicable Lead Arrangers on June 27, 2024 (the “QofE Report”), (f) with respect to basket amounts and leverage-based thresholds and subject to clause (a), modifications to reflect the Closing Date leverage and consolidated EBITDA of the Company and its subsidiaries relative to the respective amounts, thresholds and consolidated EBITDA for the Borrower and its subsidiaries in the Fortress Credit Agreement Precedent, including without limitation, in no event less than the amounts, or more restrictive than the ratios, set forth in Annex II to Exhibit B hereto, and (g) modifications to reflect reasonable administrative and operational requirements of the First Lien Administrative Agent as agreed to by the Borrower. Without limiting the conditions precedent to funding provided herein, you and the Commitment Parties will cooperate with each other in coordinating the timing and procedures for the funding of the First Lien Facilities in a manner consistent with the Acquisition Agreement.

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Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties that will be made and the making of which shall be a condition to the availability of the First Lien Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Company, in each case, with respect to the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders in their capacity as such, but only to the extent that you (or your affiliates party thereto) have the right (taking into account any applicable grace periods or cure provisions) to terminate your (and/or their respective) obligations under the Acquisition Agreement, or the right to decline to consummate the Acquisition (in each case, in accordance with the terms thereof and without resulting in the payment of any fees, liquidated damages or other amounts under the Acquisition Agreement), as a result of a failure of a condition resulting from a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the First Lien Facilities on the Closing Date if the conditions expressly set forth in the second paragraph of this Section 6 and, solely in the case of the First Lien Facilities, in the paragraph entitled “Conditions to Initial Borrowing under the First Lien Facilities” in Exhibit B hereto and in Exhibit C hereto are satisfied or waived (it being understood that, to the extent any guarantee, lien search, insurance certificate or endorsement or security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests in equity securities of the Borrower (to the extent required under the terms of Exhibit B hereto) and assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code; provided that stock certificates for the entities comprising the Company and its subsidiaries will only be required to be delivered on the Closing Date to the extent received from the Company and necessary for perfection) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision of such guarantee, lien search, insurance certificate or endorsement or the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the First Lien Facilities on the Closing Date, but instead shall be required to be provided and/or delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the First Lien Administrative Agent and the Borrower acting reasonably, but in any event not later than 90 days after the Closing Date (or any such longer period as the First Lien Administrative Agent may determine in its reasonable discretion)). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the other Guarantors (after giving effect to the Acquisition) set forth in the Facilities Documentation relating (i) to corporate or other organizational existence, power and authority, due authorization, execution and delivery (in each case, related to the entering into and performance of the Facilities Documentation by the Borrower and the other Guarantors), (ii) Federal Reserve margin regulations (solely as they relate to the use of proceeds on the Closing Date), (iii) the Investment Company Act of 1940, (iv) use of proceeds not violating the PATRIOT Act (as defined below) to the extent applicable to the Borrower and the Guarantors and their respective restricted subsidiaries, (v) enforceability and no violation of, or conflict with organizational documents of the Borrower and the other Guarantors, in each case, related to the entering into and performance of the Facilities Documentation, (vi) solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit C hereto), and (vii) subject to the provisions of this Section 6, creation, validity and perfection of security interests in the Collateral (subject to permitted liens as set forth in the Facilities Documentation). For the avoidance of doubt, in no event shall the Company or any of its subsidiaries be required to execute any Facilities Documentation or any other document or instruments (other than customary authorization letters and management representation letters) prior to, or that become effective prior to, the consummation of the acquisition and the funding of the First Lien Closing Date Term Facility. This paragraph, and the provisions herein, shall be referred to as the “Conditionality Provisions.”

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7.	Limitation of Liability; Indemnity.

(a)	Limitation of Liability.

You agree that (i) in no event shall any Commitment Party, and their respective affiliates and their respective officers, directors, employees, advisors, and agents (other than Excluded Affiliates (as defined below) in their capacities as such) (each, and including, without limitation, the Commitment Parties, an “Arranger-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter or the Fee Letter, or any other agreement or instrument contemplated hereby or thereby and (ii) no Arranger-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet; provided that the foregoing limitation in subclause (ii) will not apply to Liabilities to the extent that they have resulted from the fraud, willful misconduct, bad faith or gross negligence of, or material breach of its obligations under this Commitment Letter, the Fee Letter or any other agreement or instrument contemplated hereby or thereby by, any Arranger-Related Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), provided, further, that, nothing in this clause (a) shall relieve you of any obligation you may have to indemnify an Indemnified Person, as provided in clause (b) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

(b)	Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the First Lien Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, members, partners, directors, employees, agents and controlling persons and other representatives of each of the foregoing, but excluding (x) any of the foregoing in its capacity, if applicable, as financial advisor to the Company or any of its direct or indirect equity holders or affiliates in connection with the Transactions (each, a “Sell-Side Advisor”), such Sell-Side Advisor’s affiliates and such Sell-Side Advisor’s and its affiliates’ respective officers, members, partners, directors, employees, agents and controlling persons and other representatives in such capacity, (y) any of the foregoing in its capacity, if applicable, as a Private Equity Affiliate (as defined below) in connection with the Transactions and such Private Equity Affiliate’s affiliates and such Private Equity Affiliate’s and its affiliates’ respective officers, members, partners, directors, employees, agents and controlling persons and other representatives in such capacity and (z) any Investor in its capacity as such and such Investor’s affiliates and such Investor’s and its affiliates’ respective officers, members, partners, directors, employees, agents and controlling persons and other representatives in such capacity (each, other than such excluded parties, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature actually incurred and reasonable and documented and invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding resulting from this Commitment Letter (including the Term Sheet), the Fee Letter, the Acquisition Agreement, the Transactions, the First Lien

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Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by or against you, your equity holders, affiliates, creditors, the Company or any other third person, and to reimburse each such Indemnified Person within 30 days after receipt of a written request together with reasonably detailed backup documentation for any reasonable and documented and invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if applicable, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) material to the interests of all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict retains its own counsel and informs you, of another firm of counsel for such affected Indemnified Person in each applicable jurisdiction) (or otherwise as agreed by the Borrower) and other reasonable and documented and invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the fraud, willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives under this Commitment Letter, the Term Sheet or the Fee Letter or any other agreement or instrument contemplated hereby or thereby (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your controlled affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against a Commitment Party in its capacity or in fulfilling its role as the First Lien Administrative Agent, an arranger or any similar role in respect of the First Lien Facilities to the extent none of the exceptions in clauses (i) and (ii) of this proviso would apply) and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented and invoiced out-of-pocket expenses, syndication expenses and reasonable documented and invoiced fees, disbursements and other charges of counsel to the First Lien Administrative Agent identified in the Term Sheet (and, for the avoidance of doubt, not of counsel to any Commitment Party or Lead Arranger individually) and of a single local counsel to the First Lien Administrative Agent in each appropriate jurisdiction (except allocated costs of in-house counsel) (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict retains its own counsel and informs you, of another firm of counsel for such affected Indemnified Person), in each case incurred in connection with the First Lien Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith and, in the case of any other advisors or consultants, shall be limited to those Persons approved by you.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person. Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 7 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final nonappealable decision).

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You shall not be liable for any settlement of any Proceeding (or expenses solely in respect of such settlement) effected without your consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent or if there is a judgment against an Indemnified Person by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses actually incurred by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7.

In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of any Proceeding after such Indemnified Person has actual knowledge of the same; provided, however, that the failure so to notify you will not relieve you from any liability that you may have to such indemnified person pursuant to this Section 7.

It is further agreed that the Initial Lenders shall be severally liable in respect of their respective commitments to the First Lien Facilities on a several, and not joint, basis with any other Initial Lender, and no Initial Lender shall be responsible for the commitment of any other Initial Lender.

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing or equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties and their respective affiliates will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their respective affiliates of services for other persons, and none of the Commitment Parties or their respective affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

Each of the parties hereto acknowledges that each of DBSI (or one of its affiliates) and RBC (or one of its affiliates) has been retained by you (or one of your affiliates) as financial advisors (in such capacity, the “Buy-Side Financial Advisors”) in connection with the Acquisition. Each of the parties hereto agrees to such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Buy-Side Financial Advisors, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other hand.

As you know, certain of the Commitment Parties, together with respective affiliates, may be full service securities firms engaged, either directly or through their respective affiliates, in various activities, including securities trading, commodities trading, investment management, financing, hedging and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties or their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company and

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other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties or their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and your economic interests. You agree that the Commitment Parties will each act under this letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other similar duty between the Commitment Parties and you and the Company, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, on the other hand, (ii) in connection therewith and with the process leading to such transaction, the Commitment Parties and their respective affiliates are acting solely as a principal and not as agents or fiduciaries of you, the Company, your and their management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their respective affiliates have not assumed an advisory or fiduciary responsibility in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. You agree that you will not claim that the Commitment Parties or their respective affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto. You waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates (in our capacities as Commitment Parties hereunder) for breach of fiduciary duty or alleged breach of fiduciary duty arising out of this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors.

9.	Confidentiality.

You agree that you will not disclose the Fee Letter or the contents thereof or this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof to any person or entity without prior written approval of the Commitment Parties (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to the Investors (or potential Investors) and to your and any of the Investors’ (or potential Investors’) officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders and to actual and potential co-investors who are informed of the confidential nature hereof and thereof (and, in each case, each of their attorneys) on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing (which may be via e-mail) to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or

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legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation to inform us promptly thereof prior to disclosure); provided that you may disclose (i) this Commitment Letter, the Fee Letter, and the contents hereof and thereof, in each case, to the Company, the Company’s subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential and need-to-know basis, (ii) this Commitment Letter and its contents (but not the Fee Letter or its contents) in any syndication or other marketing materials in connection with the First Lien Facilities or in connection with any public release or filing relating to the Transactions, (iii) this Commitment Letter, the Term Sheet and the other exhibits and annexes to this Commitment Letter, and the contents thereof, in each case, to potential Lenders, and their respective officers, directors, agents, employees, attorneys, accountants or advisors (but not the Fee Letter or its contents) and to rating agencies in connection with obtaining ratings for the Borrower and the First Lien Facilities, (iv) the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the First Lien Facilities or Senior Secured Notes or in any public release or filing relating to the Transactions or the Senior Secured Notes, (v) this Commitment Letter and its contents (but not the Fee Letter or its contents) to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder and (vi) this Commitment Letter and the Fee Letter in connection with the enforcement of your rights hereunder. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the earlier of the Closing Date and the second anniversary of the date hereof.

Each Commitment Party and its respective affiliates will use all information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose to any person or entity or otherwise divulge such information; provided that nothing herein shall prevent any Commitment Party and its respective affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority or self-regulatory authority having jurisdiction over such Commitment Party or any of its respective affiliates (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any routine or ordinary course audit or examination conducted by bank accountants, or any governmental bank regulatory authority or self-regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its respective affiliates (other than Excluded Affiliates) or any of their respective members, partners, officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents, advisors, controlling persons and other representatives (the “Related Parties”) thereto in violation of any confidentiality obligations owing to you, the Investors, the Company or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is or was received by such Commitment Party or its Related Parties from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality

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obligations owing to you, the Investors, the Company or any of your or their respective affiliates or Related Parties, (e) to the extent that such information is independently developed by such Commitment Party or its Related Parties without the use of any confidential information, (f) to the Commitment Parties’ respective affiliates (other than Excluded Affiliates) and to its and their respective officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the Transactions and who are subject to customary confidentiality obligations and who have been informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (provided that such Commitment Party shall be responsible for the compliance of its affiliates and Representatives with the provisions of this Section 9), (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap transaction, derivative transaction or other similar transactions relating to the Borrower or any of its subsidiaries, subject to the proviso below, (h) to ratings agencies, in connection with obtaining the ratings described in Section 3 hereof, in consultation and coordination with you, (i) for purposes of establishing a due diligence defense in any legal proceedings, (j) as is necessary or advisable in protecting and enforcing the Commitment Parties’ rights with respect to this Commitment Letter or Fee Letter or (k) to the extent you shall have consented to such disclosure in writing; provided that (x) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or contractual counterparties referred to above pursuant to clause (g) shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or contractual counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (y) no such disclosure pursuant to clause (g) shall be made by such Commitment Party to any Disqualified Lender; provided further that, no such disclosure shall be made by the Committed Parties to (i) any of their affiliates that is engaged as a principal primarily in private equity, mezzanine financing or venture capital or any of such affiliate’s respective officers, directors, employees, attorneys, accountants, advisors and other representatives (a “Private Equity Affiliate”) or (ii) any of their affiliates or any of such affiliate’s respective officers, directors, employees, attorneys, accountants, advisors and other representatives that is a Sell-Side Advisor (together with the Private Equity Affiliates, in each case, other than a limited number of senior employees who are required, in accordance with industry regulations or the applicable Committed Party’s internal policies and procedures to act in a supervisory capacity and the applicable Committed Party’s internal legal, compliance, risk management, credit or investment committee members, the “Excluded Affiliates”). In addition, each Commitment Party may disclose the existence of this Commitment Letter, the name of the Borrower and the type and principal amount of the First Lien Facilities to market data collectors and similar service providers to the lending industry and to service providers to the Commitment Parties in connection with the administration and management of the First Lien Facilities. The Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the applicable Facilities Documentation upon the initial funding thereunder. Notwithstanding anything to the contrary, this paragraph shall automatically terminate on the second anniversary of the date of this Commitment Letter.

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10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you to another newly formed shell entity organized and existing under the laws of a state of the United States, which is an affiliate of and will be controlled by the Sponsors that consummates or intends to consummate the Acquisition and, after giving effect to the Transactions, shall directly, or through a wholly owned subsidiary, wholly own the Company), in each case, without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void); provided that, notwithstanding anything in the Commitment Letter or the Fee Letter to the contrary, Apollo may assign its rights and obligations under the Commitment Letter and the Fee Letter to any funds, accounts and clients managed, advised or sub-advised by it or its affiliates, as Apollo shall determine to be appropriate to provide the services contemplated herein (provided, however, that (a) for the avoidance of doubt, such assignment shall not relieve Apollo of its commitments and obligations under the Commitment Letter or the Fee Letter until such time the applicable person becomes a party to the Commitment Letter and the Fee Letter and assumes the applicable the commitments and obligations of Apollo hereunder and thereunder, (b) each of the parties hereto agrees that any amendment to the Commitment Letter or the Fee Letter providing solely for the joinder of such person as a party hereto and thereto shall become effective if executed by you, Apollo and such person and shall not require the consent of any other Commitment Party and (c) you agree not to unreasonably withhold, delay or otherwise condition your consent to any such assignment between Apollo and such persons). This Commitment Letter and the commitments hereunder are, and are intended to be, solely for the benefit of the parties hereto (and Indemnified Persons and Arranger-Related Persons to the extent expressly set forth herein) and do not, and are not intended to, confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons and Arranger-Related Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 hereof, the Commitment Parties reserve the right to employ the services of their respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their respective affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their respective affiliates or branches (other than Excluded Affiliates) may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder; provided that such Commitment Party will be responsible for the actions or inactions of any such person whose services are so employed.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile, scan, photograph or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Any signature to this Commitment Letter may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the commitments relating to the First Lien Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the First Lien Facilities and set forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER IN CONTRACT, TORT OR OTHERWISE AND IN EQUITY OR AT LAW) ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY; provided, however, that it is understood and agreed that (a) the interpretation of the definition of Company Material Adverse Effect (as

17

defined in the Acquisition Agreement) (and whether or not a Company Material Adverse Effect (as defined in the Acquisition Agreement) has occurred and is continuing), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any breach thereof you or your applicable affiliate has the right (taking into account any applicable grace periods or cure provisions) to terminate your or its obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof and without resulting in the payment of any fees, liquidated damages or other amounts under the Acquisition Agreement) as a result of a failure of a condition resulting from a breach of such representations and warranties in the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the Laws (as defined in the Acquisition Agreement) or statutes of limitations of a different jurisdiction.

Each Commitment Party represents and warrants that this Commitment Letter and the Fee Letter constitute its legally valid and binding obligation (except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally), including (i) to provide services set forth herein, in the case of the Lead Arrangers, and to fund its commitment under the First Lien Facilities, in the case of the Initial Lenders, and (ii) to negotiate in good faith the Facilities Documentation in a manner consistent with this Commitment Letter for purposes of executing and delivering the Facilities Documentation substantially concurrently with the consummation of the Acquisition, in each case, enforceable at law and in equity in accordance with their terms and subject only to the conditions precedent as expressly provided herein in Section 6 hereof, subject to the Conditionality Provisions. You represent and warrant that this Commitment Letter and the Fee Letter constitute your legally valid and binding obligations (except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally), enforceable at law and in equity against you in accordance with their terms; provided that nothing contained in this Commitment Letter or the Fee Letter obligates you or any of your affiliates to consummate the Transactions or to draw upon all or any portion of the First Lien Facilities.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM (WHETHER IN CONTRACT, TORT OR OTHERWISE AND IN EQUITY OR AT LAW) OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York (or, if such Federal court does not have jurisdiction, any New York State court sitting in the Borough of Manhattan in the City of New York), and any appellate court from any thereof, in any action or proceeding (whether in contract, tort or otherwise and in equity or at law) arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State court or in any such Federal

18

court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (as amended, the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act or the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The survival, indemnification, limitation on liability, fee payment and compensation (if applicable), reimbursement (if applicable), syndication, jurisdiction, governing law, venue, waiver of jury trial, absence of fiduciary relationships, survival and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Initial Lenders’ commitments with respect to all or any portion of the First Lien Facilities hereunder (on a pro rata basis across the First Lien Facilities (other than in respect of termination of commitments with respect to the First Lien Closing Date Term Facility in an amount not to exceed $500,000,000 which may be terminated without a ratable reduction of the other First Lien Facilities) and on a pro rata basis among the Commitment Parties) at any time subject to the provisions of the preceding sentence. In addition, for any reason, you may terminate and/or reduce the Initial Lenders’ commitments with respect to the First Lien Facilities (on a pro rata basis amongst the Initial Lenders) in a manner consistent with the allocation of purchase price reduction described under paragraph 2 of Exhibit C to this Commitment Letter; provided that, if any such Initial Lender at any time would qualify as a “Defaulting Lender” under such definition in the Fortress Credit Agreement Precedent, you may terminate such Initial Lender’s commitments with respect to the First Lien Facilities on a non-pro rata basis and/or replace the commitments of such Initial Lender pursuant to customary joinder documentation or an amendment to this Commitment Letter and the Fee Letter.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

This Commitment Letter and the Fee Letter shall become effective upon execution hereof and thereof by the parties hereto or thereto. If you do so execute and deliver to the Commitment Parties party to this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (such earliest date being the “Outside Date”) (i) 11:59 p.m. New York city time on the date that is five Business Days (as defined in the Acquisition Agreement as in effect on the Original Signing Date) after the Termination Date (as defined in the Acquisition Agreement as in effect on the Original Signing Date), (ii) the initial funding under the First Lien Facilities, (iii) the termination (in accordance with the Acquisition Agreement) of the Acquisition Agreement by you or with your written consent

19

without the funding of the First Lien Facilities and (iv) the consummation of the Acquisition with or without the use or funding of the First Lien Facilities (but after giving effect to any funding of the First Lien Facilities in connection with the consummation of the Acquisition); provided that the termination of any commitment pursuant to this sentence shall not prejudice your rights and remedies in respect of any breach of this Commitment Letter. Upon the occurrence of the Outside Date, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Lead Arrangers to provide the services described herein shall automatically terminate unless each of the Commitment Parties (as to itself) shall, in its discretion, agree to an extension in writing of its commitment.

[Signature Pages Follow]

20

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Ilir Hasi
Name: Ilir Hasi
Title: Managing Director

By:	/s/ Celine Catherin
Name: Celine Catherin
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Ilir Hasi
Name: Ilir Hasi
Title: Managing Director

By:	/s/ Celine Catherin
Name: Celine Catherin
Title: Managing Director

21

ROYAL BANK OF CANADA

By:	/s/ John Cokinos
Name: John Cokinos
Title: Managing Director
Head of Leveraged Finance

22

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By:	/s/ Mike Tkach
Name: Mike Tkach
Title: Authorized Signatory

TD SECURITIES (USA) LLC

By:	/s/ K. Alper Ilgar
Name: K. Alper Ilgar
Title: Managing Director

23

UBS AG, STAMFORD BRANCH

By:	/s/ Michele Cousins
Name: Michele Cousins
Title: Managing Director

By:	/s/ Bryan Farris
Name: Bryan Farris
Title: Managing Director

UBS SECURITIES LLC

By:	/s/ Michele Cousins
Name: Michele Cousins
Title: Managing Director

By:	/s/ Bryan Farris
Name: Bryan Farris
Title: Managing Director

24

WELLS FARGO SECURITIES, LLC

By:	/s/ Andrew Konstand
Name: Andrew Konstand
Title: Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jordan Harris
Name: Jordan Harris
Title: Managing Director

25

BNP PARIBAS

By:	/s/ Albert Arencibia
Name: Albert Arencibia
Title: Director

By:	/s/ Alexei Penn
Name: Alexei Penn
Title: Vice President

BNP PARIBAS SECURITIES CORP.

By:	/s/ Albert Arencibia
Name: Albert Arencibia
Title: Director

By:	/s/ Alexei Penn
Name: Alexei Penn
Title: Vice President

26

BANCO SANTANDER, S.A., NEW YORK BRANCH

By:	/s/ D. Andrew Maletta
Name: D. Andrew Maletta
Title: Executive Director

By:	/s/ Michael Leonardos
Name: Michael Leonardos
Title: Executive Director

27

MIZUHO BANK, LTD.

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Managing Director

28

NATIXIS, NEW YORK BRANCH

By:	/s/ Jonathan Stone
Name: Jonathan Stone
Title: Executive Director

By:	/s/ Matthieu Fulchiron
Name: Matthieu Fulchiron
Title: Director

29

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Jay Baldinelli
Name: Jay Baldinelli
Title: Managing Director

30

CITIZENS BANK, N.A.

By:	/s/ Terence Kelly
	Name:	Terence Kelly
	Title:	Director

31

APOLLO CAPITAL MANAGEMENT, L.P., on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B Kuesel
	Name:	William B Kuesel
	Title:	Vice President

APOLLO GLOBAL FUNDING, LLC

By:	/s/ Daniel M. Duval
	Name:	Daniel M. Duval
	Title:	Vice President

32

ARES CAPITAL MANAGEMENT LLC, solely in its capacity as manager to certain funds and accounts

By:	/s/ Scott Lem
	Name:	Scott Lem
	Title:	Authorized Signatory

33

GOLUB CAPITAL LLC

By:	/s/ Robert G. Tuchscherer
	Name:	Robert G. Tuchscherer
	Title:	Senior Managing Director

34

Accepted and agreed to as of

the date first above written:

RAVEN ACQUISITION HOLDINGS, LLC

By:	/s/ Glenn F. Miller
	Name:	Glenn F. Miller
	Title:	Vice President and Secretary

35

Schedule I

Schedule I-A

First Lien Closing Date Term Facility

Initial First Lien Closing Date Term Lender	Commitment Amount	Commitment Percentage
DBNY	$427,056,000.00	10.4160000000%
RBC	$820,000,000.00	20.000000000%
TDB	$389,500,000.00	9.500000000%
UBSAG	$389,500,000.00	9.500000000%
WFB	$389,500,000.00	9.500000000%
BNPP	$328,000,000.00	8.000000000%
Santander	$296,100,000.00	7.222000000%
Mizuho	$296,100,000.00	7.222000000%
Natixis	$205,000,000.00	5.000000000%
SMBC	$205,000,000.00	5.000000000%
Citizens	$149,200,000.00	3.640000000%
ACM	$68,333,333.34	1.666666667%
Ares	$68,333,333.33	1.666666666%
Golub	$68,333,333.33	1.666666666%

Total	$4,100,000,000.00	100.000000000%

Schedule I-B

First Lien Delayed Draw Term Facility

Initial First Lien Delayed Draw Term Lender	Commitment Amount	Commitment Percentage
DBNY	$20,832,000.00	10.4160000000%
RBC	$40,000,000.00	20.000000000%
TDB	$19,000,000.00	9.500000000%
UBSAG	$19,000,000.00	9.500000000%
WFB	$19,000,000.00	9.500000000%
BNPP	$16,000,000.00	8.000000000%
Santander	$14,444,000.00	7.222000000%
Mizuho	$14,444,000.00	7.222000000%
Natixis	$10,000,000.00	5.000000000%
SMBC	$10,000,000.00	5.000000000%
Citizens	$7,280,000.00	3.640000000%
ACM	$3,333,333.34	1.666666667%
Ares	$3,333,333.33	1.666666666%
Golub	$3,333,333.33	1.666666666%

Total	$200,000,000.00	100.000000000%

Schedule I-C

Revolving Facility

Revolving Lender	Commitment Amount	Commitment Percentage
DBNY	$71,610,000.00	10.4160000000%
RBC	$137,500,000.00	20.000000000%
TDB	$65,312,500.00	9.500000000%
UBSAG	$65,312,500.00	9.500000000%
WFB	$65,312,500.00	9.500000000%
BNPP	$55,000,000.00	8.000000000%
Santander	$49,651,250.00	7.222000000%
Mizuho	$49,651,250.00	7.222000000%
Natixis	$34,375,000.00	5.000000000%
SMBC	$34,375,000.00	5.000000000%
Citizens	$25,025,000.00	3.640000000%
ACM	$11,458,333.34	1.666666667%
Ares	$11,458,333.33	1.666666666%
Golub	$11,458,333.33	1.666666666%

Total	$687,500,000.00	100.000000000%

CONFIDENTIAL	EXHIBIT A

Project Raven

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

The Investors intend to consummate the Acquisition pursuant to the Acquisition Agreement.

In connection with the foregoing, it is intended that:

(a) The Borrower (as such term is defined in Exhibit B to the Commitment Letter) will obtain $4,987,500,000 in senior secured first lien loan facilities (the “First Lien Facilities”) consisting of a $687,500,000 revolving credit facility, a $4,100,000,000 closing date term loan facility and a $200,000,000 delayed draw term loan facility, in each case, described and defined in Exhibit B to the Commitment Letter (and, with respect to the First Lien Closing Date Term Facility, subject to increase pursuant to any Flexed First Lien Term Loan Increase at the Borrower’s election).

(b) Pursuant to the Acquisition Agreement, Project Raven Merger Sub, Inc., a wholly owned direct subsidiary of the Borrower, will merge with and into the Company with the Company surviving such merger.

(c) The Investors will, directly or indirectly, make (or be deemed to make) cash or non-cash rollover equity investments (and/or purchased equity interests) in the Borrower in the form of common equity or preferred equity (such preferred equity on terms reasonably satisfactory to the Commitment Parties) (the “Equity Contribution”), in an aggregate amount, when taken together with the aggregate amount of all equity rolled over, issued directly or indirectly to, or otherwise directly or indirectly acquired, by any existing shareholders, board members and/or management of the Company (which shall be valued based on the purchase price (per share) of Holdings (or any direct or indirect parent thereof)) (such rollover equity, the “Other Equity”), that is not less than 40.0% of the sum of (i) the aggregate principal amount of the First Lien Facilities funded on the Closing Date excluding letters of credit, revolving borrowings to fund working capital or “flex” OID and other debt incurred to fund OID implemented as a result of the “flex” provisions minus the amount of cash on hand at the Company and its subsidiaries (if any) on the Closing Date, and (ii) the Equity Contribution and the Other Equity; provided that the Sponsors shall directly or indirectly own at least 50.1% of the voting equity securities of the Company immediately following the consummation of the Transactions; provided, further, that, to the extent any stockholder or other equity holder of the Company has exercised appraisal rights in connection with the Transactions, then on the Closing Date the Investors may elect to issue one or more equity commitment letters in an aggregate amount not less than the amount of consideration that would otherwise be paid under the Acquisition Agreement in respect of the shares or other equity interests subject to such appraisal rights (the “Appraisal Shares”) and, for purposes of the Commitment Letter, an aggregate amount of such equity commitment letters up to, but not in excess of, the amount of consideration that would otherwise be paid under the Acquisition Agreement in respect of the Appraisal Shares shall be included in the amount and percentage of the Equity Contribution from and after the Closing Date as if such amount was funded in cash (with it being understood that, on or prior to the date of the final resolution of all such appraisal rights, the lesser of (x) the amount necessary to satisfy such appraisal rights in full and (y) the full amount committed under such equity commitment letters shall be drawn and funded, directly or indirectly, in cash to Company in the form of common equity or preferred equity (such preferred equity on terms reasonably satisfactory to the Commitment Parties).

A-1

(d) The aggregate principal amount of and all accrued and unpaid interest and any other outstanding amounts under that certain Second Amended and Restated Credit Agreement, dated as of June 21, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), by and between the Company, Bank of America, N.A., as agent, and the other parties thereto, as amended, will be repaid substantially concurrently with the initial funding of the First Lien Facilities (the “Refinancing”). In connection with the Acquisition, the Borrower may directly or indirectly distribute, contribute or lend funds to the borrowers or issuers under such facilities in order to consummate the Refinancing, which loans may be forgiven, contributed or distributed at the Borrower’s discretion.

(e) The proceeds of the Equity Contribution and the First Lien Facilities funded on the Closing Date and cash on hand at the Company and its subsidiaries (if any) will be used to (i) fund any OID or upfront fees pursuant to the Flex Provisions in the Fee Letter and (ii) finance all or a portion of the Transactions, including (v) to fund the consideration and other amounts owing in connection with the Acquisition under the Acquisition Agreement (including purchase price adjustments, working capital adjustments and/or to pay for acquired cash), (w) the Refinancing, (x) to pay certain of the fees, costs and expenses incurred in connection with the Transactions (the “Acquisition Costs”), (y) to replace, backstop or cash collateralize letters of credit, bank guarantees, surety bonds or similar instruments outstanding on the Closing Date and (z) for working capital and general corporate purposes.

The transactions described above (including the payment of Acquisition Costs) are collectively referred to herein as the “Transactions”.

A-2

CONFIDENTIAL	EXHIBIT B

Project Raven

First Lien Facilities

Summary of Principal Terms and Conditions1

Borrower:	Raven Acquisition Holdings, LLC (the “Borrower”); provided that the Borrower may designate one or more direct or indirect wholly-owned subsidiaries organized under the laws of any jurisdiction within the United States of America as a borrower or co-borrower.

Transaction:	As set forth in Exhibit A to the Commitment Letter.

First Lien Administrative Agent and First Lien Collateral Agent:

DBNY will act as sole administrative agent and sole collateral agent for a syndicate of banks, financial institutions and other entities (excluding any Disqualified Lenders and subject to the reasonable approval of the Borrower) (together with the Initial Lenders, the “First Lien Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Joint Bookrunners:

DBSI, RBCCM, TDS, UBSS, WFS, BNPS, Santander, Mizuho, Natixis, SMBC, Citizens, AGF and Golub will act as joint lead arrangers and joint bookrunners for the First Lien Facilities (in such capacities, the “Lead Arrangers”) and will perform the duties customarily associated with such roles.

First Lien Facilities:	(A) A senior secured first-lien term loan facility denominated in U.S. dollars (the “First Lien Closing Date Term Facility” and the loans thereunder, the “First Lien Closing Date Term Loans”) in an aggregate principal amount of $4,100,000,000 plus at the Borrower’s election, any Flexed First Lien Term Loan Increase (as defined in the Fee Letter).

(B) A senior secured first-lien delayed draw term loan facility denominated in U.S. dollars (the “First Lien Delayed Draw Term Facility” (and, together with the First Lien Closing Date Term Facility, the “First Lien Term Facility”) and the loans thereunder, the “First Lien Delayed Draw Term Loans” (and, together with the First Lien Closing Date Term Loans, the “First Lien Term Loans”)) in an aggregate principal amount of $200,000,000. Upon incurrence, the First Lien Delayed Draw Term Loans shall have the same terms as, and shall constitute, First Lien Closing Date Term Loans and are intended to be treated as a single “fungible” class with the First Lien Closing Date Term Loans for all purposes under the Facilities Documentation. The Facilities Documentation may be amended by the Borrower and the Administrative Agent as may be

[1]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

necessary or advisable in their reasonable opinion to cause the First Lien Delayed Draw Term Loans to be fungible with the First Lien Closing Date Term Loans. First Lien Lenders with commitments under the First Lien Delayed Draw Term Facility are collectively referred to as “Delayed Draw Term Lenders”; the commitments under the First Lien Delayed Draw Term Facility are referred to as “Delayed Draw Term Commitments”.

(C) A senior secured first-lien revolving multicurrency credit facility (the “Revolving Facility” and, together with the First Lien Term Facility, collectively, the “First Lien Facilities”) in an aggregate principal amount of $687,500,000 available in U.S. dollars and other currencies to be mutually agreed; provided, that Ares and Golub shall not be required to provide Revolving Loans in any currency other than USD to the extent doing so would violate one or more policies of Ares and Golub applicable to making revolving loans generally. First Lien Lenders with commitments under the Revolving Facility are collectively referred to as “Revolving Lenders” and the loans thereunder are collectively referred to as “Revolving Loans”.

First Lien Incremental Facilities:	The First Lien Facilities will permit the Borrower to add additional term loans under the First Lien Term Facility or one or more incremental term loan facilities, which, for the avoidance of doubt, may take the form of delayed draw term loans, to be included in the First Lien Facilities (each, an “First Lien Incremental Term Facility”; the loans thereunder, the “First Lien Incremental Term Loans”) and/or add additional revolving credit facility commitments or letter of credit facility commitments under the Revolving Facility or one or more revolving credit facility commitments or letter of credit facility commitments to be included in the First Lien Facilities (each, an “Incremental Revolving Facility”; together with any First Lien Incremental Term Facility, the “First Lien Incremental Facilities”) in an aggregate principal amount for all such increases and incremental facilities not to exceed the sum of (a) an unlimited amount if (i) in the case of First Lien Incremental Facilities secured on a pari passu basis with the First Lien Facilities, either (x) after giving effect to the incurrence of such amount, the First Lien Leverage Ratio (as defined below) is equal to or less than 0.50 to 1.00 greater than the Closing Date First Lien Leverage Ratio or (y) the pro forma First Lien Leverage Ratio after giving effect to such incurrence does not exceed the First Lien Leverage Ratio in effect prior to such transactions, (ii) in the case of First Lien Incremental Facilities secured on a junior basis to the First Lien Facilities, either (x) after giving effect to the incurrence of such amount, the Consolidated Secured Leverage Ratio (to be defined on a basis consistent with the First Lien Documentation Principles, the “Senior Secured Leverage Ratio”) is equal to or less than 1.00 to 1.00 greater than the Closing Date Senior Secured Leverage

Ratio, (y) the pro forma Senior Secured Leverage Ratio after giving effect to such incurrence does not exceed the Senior Secured Leverage Ratio in effect prior to such transactions or (z) after giving effect to the incurrence of such amount, either (1) the Consolidated Coverage Ratio (to be defined on a basis consistent with the First Lien Documentation Principles, the “Interest Coverage Ratio”) is greater than or equal to 1.75 to 1.00 or (2) the pro forma Interest Coverage Ratio after giving effect to such incurrence is not less than the Interest Coverage Ratio in effect prior to such transactions and (iii) in the case of First Lien Incremental Facilities that are secured by assets that are not Collateral or are unsecured, either (x) after giving effect to the incurrence of such amount, the Consolidated Total Leverage Ratio (to be defined on a basis consistent with the First Lien Documentation Principles, the “Total Leverage Ratio”) is equal to or less than 1.50 to 1.00 greater than the Closing Date Total Leverage Ratio, (y) the pro forma Total Leverage Ratio after giving effect to such incurrence does not exceed the Total Leverage Ratio in effect prior to such transactions or (z) after giving effect to the incurrence of such amount, either (1) the Interest Coverage Ratio is greater than or equal to 1.75 to 1.00 or (2) the pro forma Interest Coverage Ratio after giving effect to such incurrence is not less than the Interest Coverage Ratio in effect prior to such transactions (in each case in this clause (a), calculated as if any Incremental Revolving Facility being initially provided on any date of determination were fully drawn on such date, but excluding amounts incurred in accordance with the following clause (b)) (the amount available under this clause (a), the “First Lien Ratio Incremental Amount”) and (b) the sum of (i) the greater of (x) EBITDA (as defined below) for the most recently ended four fiscal quarters as of the Closing Date for which financial statements are available (“Closing EBITDA”) and (y) an amount equal to 100% of pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of the Borrower are available (“TTM EBITDA”) and (ii) an amount equal to the available capacity under the basket set forth in Subsection 8.1(b)(xiii) of the Fortress Credit Agreement Precedent (the amount available under this clause (b), the “First Lien Fixed Incremental Amount”); provided that (x) at the Borrower’s option, capacity under the First Lien Ratio Incremental Amount shall be deemed to be used before capacity under the First Lien Fixed Incremental Amount and (y) loans may be incurred under the First Lien Ratio Incremental Amount, the First Lien Fixed Incremental Amount, the Revolving Facility, any other revolving credit facility and/or any other applicable basket that is not based on a leverage ratio-based incurrence test, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions by first calculating the amount available to be incurred under the First Lien Ratio Incremental Amount by disregarding any concurrent utilization of the First Lien Fixed Incremental Amount, the Revolving Facility, any other revolving credit facility and/or any other applicable basket that is not based on a leverage ratio-based incurrence test (provided that any portion of any First Lien Incremental Facility incurred under the First Lien Fixed Incremental Amount may be reclassified, as the Borrower may elect from time to time, as having been incurred under the First Lien Ratio Incremental Amount if the Borrower meets the ratio under the First Lien Ratio Incremental Amount at such time on a pro forma basis); provided further that (i) no existing First Lien Lender will be required to participate in any such First Lien Incremental Facility, (ii) no payment or bankruptcy event of default exists, or would exist after giving effect thereto, (iii) the termination date of any Incremental Revolving Facility shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to the termination date of, the Revolving Facility, (iv) the final maturity date and the weighted average life to maturity of any such First Lien Incremental Term Facility shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life to maturity, as applicable, of the First Lien Term Facility (subject to exceptions for customary bridge financings, escrow or similar arrangements and “AHYDO saver” payments); provided, that in the case of the foregoing clauses (iii) and (iv), (1) up to the greater of (x) an amount equal to 200% of Closing EBITDA and (y) an amount equal to 200% of TTM EBITDA in the aggregate (the “Inside Maturity Basket”) and (2) any indebtedness incurred in connection with an acquisition or other investment permitted under the First Lien Facilities Documentation, in either case of Incremental Revolving Facilities, First Lien Incremental Term Loans, Specified Refinancing Term Loans (as defined in the Fortress Credit Agreement Precedent), First Lien Incremental Equivalent Debt (as defined below) and Permitted Debt Exchange Notes (as defined in the Fortress Credit Agreement Precedent) may have a maturity date and weighted average life to maturity that is earlier than, or shorter than, as the case may be, the maturity date or the weighted average life to maturity, as applicable, of the First Lien Term Facility (such indebtedness, “First Lien Earlier Maturity Debt”), (v) the interest rates applicable to any First Lien Incremental Facilities, and (subject to clause (iv) above) the amortization schedule applicable to any First Lien Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that with respect to any broadly syndicated First Lien Incremental Term Facility in an aggregate principal amount in excess of the greater of (x) an amount equal to 250% of Closing EBITDA and (y) an amount equal to 250% of TTM EBITDA (the “MFN Basket”) incurred pursuant to clause (a)(i) of the First Lien Ratio Incremental Amount (and not by virtue of reclassifications) in the form of floating rate term loans denominated in U.S. dollars that is secured on a pari passu basis by the Collateral securing the First Lien Facilities (x) that is made on or prior to the date that is 6 months after the Closing Date, (y) with a maturity date of or earlier than the Initial First Lien Term Loan Maturity Date and (z) is not incurred in connection with an acquisition or other investment permitted under the First Lien Facilities Documentation, any refinancing of any other indebtedness or a dividend recapitalization, if the applicable interest rate relating to the First Lien Incremental Term Facility exceeds the applicable interest rate relating to the existing First Lien Term Facility by more than 100 basis points, the applicable interest rate relating to the existing First Lien Term Facility (the “Existing First Lien Interest Rate”) shall be increased to the extent necessary so that the Existing First Lien Interest Rate is equal to the applicable interest rate relating to such First Lien Incremental Term Facility minus 100 basis points (the “Adjusted First Lien Interest Rate”, and the number of basis points by which the Existing First Lien Interest Rate is increased, the “Increased Amount”); provided further that in determining such applicable interest rates, (x) original issue discount (“OID”) or upfront fees (but, in each case, exclusive of any arrangement or structuring or any other fees payable in connection therewith (other than, in the case of a syndicated First Lien Incremental Term Facility or the existing First Lien Term Facility, if any such fees are shared with all First Lien Lenders providing such syndicated First Lien Incremental Term Facility or the existing First Lien Term Facility, as applicable)) (which upfront fees shall be deemed to constitute a like amount of OID) paid by the Borrower to the First Lien Lenders under the First Lien Incremental Term Facility and the existing First Lien Term Facility, as applicable, in the initial primary syndication thereof shall be included and equated to interest rate (with OID and upfront fees being equated to interest rate based on an assumed four-year life to maturity) and (y) any amendments to the applicable margin or rate on the existing First Lien Term Facility that became effective subsequent to the Closing Date but prior to the effective time of such First Lien Incremental Term Facility shall also be included in such calculations; provided further that if (1) Term SOFR (as defined in Annex I to this Term Sheet) or ABR (as defined in Annex I to this Term Sheet) in respect of such First Lien Incremental Term Facility includes an interest rate floor greater than the interest rate floor applicable to the existing First Lien Term Facility, such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin under the existing First Lien Term Facility shall be required, to the extent an increase in the interest rate floor in the existing First Lien Term Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing First Lien Term Facility shall be increased by such increased amount to the extent necessary to adjust the applicable Existing First Lien Interest Rate to be equal to the applicable Adjusted First Lien Interest Rate, (2) Term SOFR or ABR in respect of such First Lien Incremental Term Facility includes an interest rate floor lower than the interest rate floor applicable to the existing First Lien Term Facility or does not include any interest rate floor, to the extent a reduction in the interest rate floor in the existing First Lien Term Facility would cause a reduction in the interest rate then in effect thereunder, the difference between the interest rate floor applicable to the existing First Lien Term Facility and the interest rate floor applicable to such First Lien Incremental Term Facility (which shall be deemed to equal 0% for any First Lien Incremental Term Facility without any interest rate floor), but which in any event shall not exceed the maximum amount by which a reduction in the interest rate floor applicable to the existing First Lien Term Facility would cause a reduction in the interest rate then in effect thereunder, shall reduce the applicable interest margin of such First Lien Incremental Term Facility for purposes of determining whether an increase in the Existing First Lien Interest Rate shall be required and (3) the existing First Lien Term Facility includes a pricing grid, the interest margins in such pricing grid which are not in effect at the time such First Lien Incremental Term Facility becomes effective shall in each case be increased by an amount equal to the Increased Amount, (vi) in the case of any new First Lien Lender under an Incremental Revolving Facility that would have commitments under the Revolving Facility, such new First Lien Lender shall be subject to the consent of the parties whose consent would be required in connection with an assignment of First Lien Revolving Commitments or First Lien Revolving Loans under the heading “Assignments and Participations” below (such consent not to be unreasonably withheld, conditioned or delayed), (vii) the First Lien Incremental Facilities shall have limitations on the scope of the guarantees and collateral consistent with the Fortress Credit Agreement Precedent and (viii) any First Lien Incremental Facility shall be on terms and pursuant to documentation reasonably satisfactory to the Borrower.

The First Lien Facilities Documentation will include “limited condition transaction” provisions consistent with the Fortress Credit Agreement Precedent (these provisions, the “Measuring Compliance Provisions”).

As used herein, the “First Lien Leverage Ratio” means the ratio of total first lien secured net debt for borrowed money that is secured by first priority liens on the Collateral (as defined under the heading “Security” below) (calculated (x) net of (1) unrestricted cash and cash equivalents (it being understood that unrestricted cash and cash equivalents shall be measured as of the most recent fiscal month of the Borrower for which consolidated financial statements are available) other than the proceeds of any indebtedness that are not intended to be used for working capital purposes (other than to the extent such proceeds are intended to be promptly applied), if applicable, borrowed at the time of determination and (2) cash and cash equivalents which cash collateralize letters of credit issued on behalf of the Borrower or any of its restricted subsidiaries, including the cash proceeds of any indebtedness being incurred at the time of determination and (y) excluding (i) any debt secured by a junior lien on the Collateral or that is contractually subordinated in right of payment to the First Lien Term Loans, (ii) any outstanding Revolving Loans and other revolving loans used to finance the working capital needs of the Borrower and its subsidiaries (as determined by the Borrower in good faith), (iii) any unreimbursed outstanding drawn amounts under funded letters of credit (provided that such amounts shall not be counted as debt until five business days after such amounts were drawn), (iv) obligations under or in respect of any Special Purpose Financing (as defined in the Fortress Credit Agreement Precedent), (v) indebtedness or other obligations arising from any cash management or related services and (vi) financing leases and any other lease obligations (the foregoing clauses (x) and (y), collectively, the “Debt Adjustments”) to TTM EBITDA.

The First Lien Facilities will permit the Borrower to utilize availability under the First Lien Incremental Facilities amount to issue first lien or junior lien secured notes or loans (subject to (A) (i) in the case of first lien secured notes or loans, an intercreditor agreement substantially in the form of an exhibit to the definitive credit agreement for the First Lien Facilities, which will be consistent with, substantially similar to and no less favorable to the Sponsors and the Borrower and its subsidiaries than the form of intercreditor agreement attached as Exhibit J-1 to the Fortress Credit Agreement Precedent (the “Intercreditor Agreement”), (ii) in the case of junior lien secured notes or loans, at the Borrower’s option, (1) the Intercreditor Agreement and/or (2) intercreditor terms to be set forth in an exhibit to the definitive documentation for the First Lien Facilities which will be consistent with, substantially similar to and no less favorable to the Sponsor, the Borrower and its subsidiaries than the form of intercreditor agreement attached as Exhibit J-2 to the Fortress Credit Agreement Precedent and/or (B) other intercreditor terms to be agreed (such terms referred to in clauses (A) and (B), the “Intercreditor Terms”)) or unsecured notes or loans, with the amount of such secured or unsecured notes or loans incurred and outstanding pursuant to the First Lien Fixed Incremental Amount reducing the aggregate principal amount available for the First Lien Incremental Facilities pursuant to the First Lien Fixed Incremental Amount (“First Lien Incremental Equivalent

Debt”); provided that, such secured or unsecured notes or loans (i)(x) other than with respect to any revolving credit facility, do not mature prior to the maturity date of, or have a shorter weighted average life to maturity than, loans under the First Lien Term Facility (subject to exceptions for First Lien Earlier Maturity Debt, customary bridge financings, escrow or similar arrangements and “AHYDO saver” payments) or (y) in the case of any revolving credit facility, do not mature prior to the maturity date of the Revolving Facility, (ii) shall not (subject to exceptions for escrow or similar arrangements consistent with those in the Fortress Credit Agreement Precedent) be secured by any lien on any asset of the Borrower or any Guarantor (as defined under the heading “Guarantees” below) that does not also secure the First Lien Facilities, or be guaranteed by any person other than the Guarantors and (iii) in the case of any such secured notes or loans, shall be subject to an intercreditor agreement consistent with the Intercreditor Terms above.

Refinancing Facilities:	The First Lien Facilities Documentation will permit the Borrower to refinance (including by extending the maturity) loans under any First Lien Term Facility or commitments under the Revolving Facility or loans or commitments under any First Lien Incremental Facility from time to time, in whole or part, with one or more new term loan facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the First Lien Facilities Documentation on terms and conditions consistent with the First Lien Documentation Principles.

Purpose:	(A) The proceeds of borrowings under the First Lien Closing Date Term Facility will be used by the Borrower on or after the Closing Date, together with the proceeds from borrowings under the Revolving Facility to be funded on the Closing Date, if any, and the proceeds from the Equity Contribution to finance the Transactions (including to pay the Acquisition Costs) and for working capital and general corporate purposes.

(B) The proceeds of borrowings under the First Lien Delayed Draw Term Facility will be used by the Borrower for working capital and general corporate purposes, including but not limited to the financing of restricted payments, debt repayment, permitted acquisitions and other permitted investments.

(C) The letters of credit and proceeds of Revolving Loans (except as set forth above and below) will be used by the Borrower and its restricted subsidiaries for working capital and other general corporate purposes, including but not limited to the financing of restricted payments, debt repayment, permitted acquisitions and other permitted investments.

Availability:	(A) The First Lien Closing Date Term Facility will be available to be funded in a single drawing on the Closing Date. First Lien Closing Date Term Loans that are repaid or prepaid may not be re-borrowed except as set forth under the heading “First Lien Incremental Facilities”.

(B) The First Lien Delayed Draw Term Facility will be available for the period commencing on the Closing Date up to and including the 24-month anniversary of the Closing Date (the “Delayed Draw Term Loan Commitment Period”), which shall be available to be borrowed in up to 7 draws (the date of each such draw, a “Delayed Draw Term Loan Closing Date”). Amounts borrowed under the First Lien Delayed Draw Term Facility that are repaid or prepaid may not be reborrowed. Once funded, the First Lien Delayed Draw Term Loans shall have the same pricing, original issue discount, maturity and amortization as the First Lien Closing Date Term Loans and are intended to be fungible with the First Lien Closing Date Term Loans.

(C) The Revolving Facility (exclusive of letter of credit usage) will be available to be funded in one or more drawings on and after the Closing Date (provided that on the Closing Date, the Revolving Facility will only be available (i) to finance a portion of the Transactions, plus (ii) to replace, backstop or cash collateralize letters of credit, bank guarantees, surety bonds or similar instruments outstanding on the Closing Date, plus (iii) for working capital and other general corporate purposes, including to refinance outstanding revolving borrowings under existing indebtedness of the Company and the purchase of any cash on the balance sheet of the Company plus (iv) to fund any OID and/or upfront fees required to be paid as a result of any exercise of the “market flex” provisions; provided, further that, on the Closing Date, with respect to amounts drawn to fund the payment of amounts described in subclause (i) above, the amount drawn under the Revolving Facility may not exceed $100,000,000). Additionally, letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date (including by “grandfathering” such existing letters of credit in the Revolving Facility). Otherwise, letters of credit and Revolving Loans will be available at any time upon same-day notice prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	During the continuance of a payment or bankruptcy (with respect to the Borrower) event of default with respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I hereto) plus 2.00% per annum and in each case, shall be payable on demand (such rate, the “Default Rate”); provided that such Default Rate shall not be payable to Defaulting Lenders.

Letters of Credit:	$100,000,000 of the Revolving Facility will be available to the Borrower and its restricted subsidiaries for the purpose of issuing letters of credit and bank guarantees on terms and conditions consistent with the First Lien Documentation Principles. Letters of credit under the Revolving Facility will be issued by the Revolving Lenders (other than Ares and Golub) or their respective affiliates on same-day notice (subject to individual sublimits based on the product of (x) their respective pro rata shares of the aggregate commitments in respect of the Revolving Facility (excluding the commitments of Ares and Golub) as of the date hereof and (y) the letter of credit sublimit) (each a “Revolver Issuing Bank”); provided further, that no Revolver Issuing Bank shall be required to issue any letter of credit that is not a standby letter of credit.

Final Maturity and Amortization:	(A) First Lien Closing Date Term Loans

The First Lien Closing Date Term Loans will mature on the date that is 7 years after the Closing Date (the “Initial First Lien Term Loan Maturity Date”). The First Lien Closing Date Term Loans will amortize in equal quarterly installments, commencing with the last day of the second full fiscal quarter ending after the Closing Date, in aggregate annual amounts equal to 1.00% of the original principal amount of the First Lien Closing Date Term Loans, with the balance payable on the seventh anniversary of the Closing Date; provided that the First Lien Facilities Documentation shall provide the right for individual First Lien Lenders holding First Lien Term Loans to agree to extend the maturity date of all or a portion of the outstanding First Lien Term Loans (which may include, among other things, an increase in the interest rate payable with respect to such extended First Lien Term Loans, with such extension not subject to any financial test, default blockers or any “most favored nation” pricing provision) upon the request of the Borrower and without the consent of any other First Lien Lender; provided, further, that it is understood that no existing First Lien Lender will have any obligation to commit to any such extension.

(B) First Lien Delayed Draw Term Loans

The First Lien Delayed Draw Term Facility will mature on the Initial First Lien Term Loan Maturity Date. The First Lien Delayed Draw Term Loans will amortize in equal quarterly installments, commencing with the later of (i) the last day of the second full fiscal quarter ending after the Closing Date and (ii) the last day of the first fiscal quarter ending after a funding of First Lien Delayed Draw Term Loans occurs, in aggregate annual amounts equal to 1.00% of the original principal amount of the First Lien Delayed Draw Term Loans so funded (with appropriate adjustments as may be necessary to cause the First Lien Delayed Draw Term Loans to be treated as the same class of loans with the existing First Lien Term Loans and to permit trade and tax fungibility with the existing First Lien Closing Date Term Loans), with the balance payable on the Initial First Lien Term Loan Maturity Date.

(C) Revolving Facility

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is 5 years after the Closing Date; provided that the First Lien Facilities Documentation shall provide the right of individual Revolving Lenders to agree to extend the maturity of all or a portion of their Revolving Facility commitments (which may include, among other things, an increase in the interest rate payable with respect to such extended Revolving Facility commitments, with such extension not subject to any financial test, default blockers or any “most favored nation” pricing provision) upon the request of the Borrower and without the consent of any other Lender; provided, further, that it is understood that no existing First Lien Lender will have any obligation to commit to any such extension.

Guarantees:	All obligations of the Borrower (the “Borrower First Lien Obligations”) under the First Lien Facilities and, at the option of the Borrower, under any interest rate protection or other swap or hedging arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)), and cash management arrangements entered into with a First Lien Lender, the First Lien Administrative Agent or any affiliate of a First Lien Lender or the First Lien Administrative Agent as of the Closing Date (or who becomes a First Lien Lender or an affiliate thereof within 45 days of the

Closing Date) or at the time of entering into such arrangements (or who becomes a First Lien Lender or an affiliate thereof within 45 days thereof), or any third-party financing sources , and, in each case, designated by the Borrower as “Hedging/Cash Management Arrangements” (“Hedging/Cash Management Arrangements”) in a manner consistent with provisions in the form of guarantee and collateral agreement attached as Exhibit B to the Fortress Credit Agreement Precedent (the “Guarantee and Collateral Agreement Precedent”) will be unconditionally guaranteed jointly and severally on a senior secured first-lien basis (the “First Lien Guarantees”) by Holdings (provided that the guarantee by Holdings shall be non-recourse and limited to the equity of the Borrower), the Borrower and any co-borrower (except as to its own obligations) and, subject to certain exceptions, each existing and subsequently acquired or organized direct or indirect wholly owned restricted subsidiary of the Borrower organized under the laws of the United States or any state thereof or the District of Columbia (the “Guarantors”, and together with the Borrower, the “Loan Parties”); provided that Guarantors shall not include (each of the following, an “Excluded Subsidiary”) (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined in a manner consistent with the First Lien Documentation Principles), (c) any subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or at the time of acquisition thereof after the Closing Date (and such contractual obligation was not entered into in contemplation of the Closing Date or acquisition, as applicable), in each case, from guaranteeing the First Lien Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a First Lien Guarantee unless such consent, approval, license or authorization has been received, (d) not-for-profit subsidiaries, if any, (e) any subsidiary (other than any co-borrower) that is organized under the laws of any jurisdiction other than the United States or any state thereof or the District of Columbia (each, a “Foreign Subsidiary”), (f) broker-dealer subsidiaries, (g)(I) any subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code (each, “CFC”), (II) any Foreign Subsidiary Holdco (as defined in the Fortress Credit Agreement Precedent) (each, a “CFC Holdco”), and (III) any direct or indirect subsidiary of any CFC Holdco or a Foreign Subsidiary; (h) certain special purpose entities, including special purpose securitization entities, (i) any restricted subsidiary acquired pursuant to an acquisition permitted under the First Lien Facilities Documentation financed with secured indebtedness permitted to be incurred pursuant to the First Lien Facilities Documentation as assumed indebtedness (and not incurred in contemplation of such acquisition) and any restricted subsidiary thereof that guarantees such indebtedness, in each case to the extent such secured indebtedness prohibits such subsidiary from becoming a Guarantor, (j) any entity to the extent a guarantee by such entity would reasonably be expected to result in adverse tax consequences that are not de minimis as reasonably determined by the Borrower in good faith, (k) broker-dealer subsidiaries, registered investment advisors and/or captive insurance subsidiaries and (l) certain other subsidiaries as set forth in the First Lien Facilities Documentation consistent with the Fortress Credit Agreement Precedent.

Notwithstanding the foregoing, additional subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the First Lien Administrative Agent reasonably agree that the cost or other consequences of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:	Subject to the limitations set forth below in this section and subject to the Conditionality Provisions, the Borrower First Lien Obligations, the First Lien Guarantees and, at the option of the Borrower, the Hedging/Cash Management Arrangements, will be secured by a perfected first-priority (subject to permitted liens) security interest in the Collateral (as defined below).

“Collateral” means all of the tangible and intangible personal property of the Borrower and each Guarantor (in each case, subject to certain exceptions and thresholds consistent with the Guarantee and Collateral Agreement Precedent, including as set forth below), including, without limitation, inventory, accounts, chattel paper, instruments, letter of credit rights, equipment, general intangibles, intellectual property, investment property and pledge of the equity securities of the Borrower, each Guarantor (other than Holdings) and each direct, wholly-owned restricted subsidiary (other than immaterial subsidiaries) of the Borrower and of each subsidiary Guarantor (which pledge, in the case of equity interests in any Foreign Subsidiary, any CFC or any CFC Holdco, shall be limited to no more than 65% of the equity interests in such subsidiary (provided that any such pledge of the equity interests of a subsidiary organized under laws of any jurisdiction other than the United States or any state thereof or the District of Columbia shall not be required to be perfected under the laws of such subsidiary’s jurisdiction of organization), and all proceeds thereof.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) (A) any real property (with no requirements to deliver landlord lien waivers, estoppels and collateral access letters); (ii) motor vehicles and other assets subject to certificates of title to the extent a lien thereon cannot be perfected by filing a UCC financing statement; (iii) any property of or in which pledges and security interests are prohibited by applicable law, rule or regulation (including any requirement to obtain the consent of any governmental authority or third person, unless such consent has been obtained) or by any contract binding on such property at the time of its acquisition and not entered into in contemplation thereof, or would result in material adverse regulatory consequences, as reasonably determined by the Borrower (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code) other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (iv) equity interests in any person other than wholly owned restricted subsidiaries; provided that no equity interests once pledged will be released pursuant to this clause (iv) (and no guarantees given by such subsidiary shall be released) unless either (I) pursuant to a disposition or other asset sale (x) to a person that is not an affiliate of the Borrower, (y) for a bona fide business purpose (as determined in good faith by the Borrower) or on terms that are not less favorable to the Borrower than those that would have been obtained in a comparable arm’s-length transaction with a person that is not an affiliate (as determined in good faith by the Borrower) or (z) in connection with which such person ceases to constitute a Subsidiary or (II) such person otherwise constitutes an Excluded Subsidiary; (v) assets to the extent a security interest in such assets would result in adverse tax consequences that are not de minimis (including as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Internal Revenue Code) as reasonably determined by the Borrower; (vi) any (A) lease, license or other agreement or (B) any property subject to a capital lease, purchase money security interest or similar arrangement, in each case, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or capital lease or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) (in the case of clause (A), except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code) other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (vii) those assets as to which the First Lien Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the First Lien Lenders of the security to be afforded thereby; (viii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code) other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (ix) “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” filing; (x) margin stock; (xi) any assets of any Excluded Subsidiary; (xii) any assets or equity interests of a broker-dealer subsidiary, registered investment advisors, captive insurance company or not-for-profit entity or other special purpose entity; (xiii) sales, payroll or similar tax trust accounts and funds held in a fiduciary capacity for others (other than a Borrower or Guarantor); (xiv) the equity interests of immaterial subsidiaries and (xv) other exceptions consistent with those contained in the Fortress Credit Agreement Precedent (the foregoing described in clauses (i) through (xv), along with the equity interests in a Foreign Subsidiary, CFC or CFC Holdco subject to the limitation described in the preceding paragraph, are, collectively, the “Excluded Assets”). In addition, in no event shall (a) control agreements or control or similar arrangements be required with respect to deposit, commodities or securities accounts or accounts for the withholding or collection of taxes, (b) notices be required to be sent to account debtors or other contractual third-parties prior to the occurrence and during the continuance of an acceleration event, (c) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements) be required with respect to letter of credit rights and commercial tort claims; (d) security documents governed by the law of the jurisdiction in which assets are located be required (other than the United States or any state thereof or the District of Columbia); or (e) the First Lien Administrative Agent be authorized to enter into any source code escrow arrangements.

Subject to the First Lien Documentation Principles, all the above-described pledges and security interests shall be created on terms, pursuant to documentation and within time frames to be set forth in the First Lien Facilities Documentation; and none of the Collateral shall be subject to other pledges or security interests (except permitted liens and other exceptions and baskets to be set forth in the First Lien Facilities Documentation).

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraphs shall be, as of the Closing Date, subject to the Conditionality Provisions.

Mandatory Prepayments:	On terms consistent with the First Lien Documentation Principles, the First Lien Term Loans shall be prepaid with (a) commencing with the first full fiscal year of the Borrower to occur after the Closing Date, an amount equal to 50% of Excess Cash Flow (to be defined on a basis consistent with the First

Lien Documentation Principles) (the “ECF Prepayment Amount”), with a reduction to zero based upon achievement of a First Lien Leverage Ratio of 0.25 to 1.00 less than the Closing Date First Lien Leverage Ratio; provided that (v) the calculation of First Lien Leverage Ratio shall give pro forma effect to any partial prepayment with the ECF Prepayment Amount, (w) no prepayment shall be required unless the ECF Prepayment Amount exceeds the greater of (i) 25% of Closing EBITDA and (ii) 25% of TTM EBITDA (the “ECF Threshold Basket”), and in such case, the ECF Prepayment Amount shall be the amount in excess thereof, (x) the portion of such ECF Prepayment Amount required by the terms of any other debt with pari passu lien priority with the First Lien Facilities (“First Lien Pari Passu Debt”) to be applied or offered to prepay or purchase such First Lien Pari Passu Debt on a pro rata basis with the First Lien Term Loan Facility (and so long as the First Lien Facilities are offered no less than a ratable share of such ECF Prepayment Amount) and (y) in any fiscal year any (1) mandatory prepayment made as a result of any non-ordinary course asset sales or other dispositions of assets by the Borrower or any of its restricted subsidiaries (including insurance and condemnation proceeds) or voluntary prepayments, repurchases or redemptions of loans under the First Lien Facilities (including First Lien Revolving Loans and loans under any Incremental First Lien Revolving Facility to the extent any commitments with respect thereto are permanently reduced and any prepayment or repurchase of First Lien Term Loans at a discount to par with credit given to the actual cash amount of the prepayment or repurchase) or any First Lien Pari Passu Debt (including revolving loans to the extent any commitments with respect thereto are permanently reduced), in each case, including the amount of any premium, make-whole or penalty payments, (2) voluntary prepayments, repurchases or redemptions of loans under the Revolving Facility or any Incremental Revolving Facility that were made to fund any “flex” OID or additional upfront fees in respect of the First Lien Term Facility or any First Lien Incremental Term Facility, (3) amortization payments of loans under the First Lien Term Facility, loans under any First Lien Incremental Term Facility and any First Lien Pari Passu Debt, (4) investments or other permitted restricted payments or (5) capital expenditures or acquisitions of intellectual property, in each case, made (or, in the case of clauses (4) and (5), committed to be made) during such fiscal year or, at the Borrower’s option and without duplication, after such fiscal year end and prior to the time such Excess Cash Flow payment is due, shall in each case of clauses (x) and (y) be credited against excess cash flow prepayment obligations for such fiscal year on a dollar-for-dollar basis (other than, in the case of clause (y), to the extent such prepayments are funded with the proceeds of long-term indebtedness); (b) 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or any of its restricted subsidiaries (other than the incurrence of indebtedness permitted under the First Lien Facilities, but including the proceeds of Refinancing Term Facilities); and (c) 100% (with reductions to 50% and 0% based upon achievement of a First Lien Leverage Ratio of 0.25 to 1.00 less than the Closing Date First Lien Leverage Ratio and 0.50 to 1.00 less than the Closing Date First Lien Leverage Ratio, respectively, which shall be calculated (x) on a pro forma basis and (y) at the Borrower’s option, at the time of such asset sale or other disposition, at the time of entry into a definitive agreement with respect thereto or at the time of application of the net cash proceeds therefrom (and any prospective prepayment may, at the Borrower’s option, be tested at any time during the applicable reinvestment period)) of the net cash proceeds of all non-ordinary course asset sales or other dispositions of Collateral by the Borrower or any of its restricted subsidiaries (including insurance and condemnation proceeds) in excess of an amount to be agreed and subject to the right of the Borrower and its restricted subsidiaries to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 24 months and, if so committed to be reinvested, reinvested within 12 months thereafter (provided that the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of an asset sale or other disposition to have been reinvested in accordance with the provisions hereof; provided, further, that such deemed expenditure shall have been made no earlier than the earliest of notice, execution of a definitive agreement for such asset sale or disposition and consummation of such asset sale or disposition) (the “Asset Sale Proceeds Amount”); and other exceptions no less favorable to the Sponsors, the Borrower and its subsidiaries than the Fortress Credit Agreement Precedent; provided that the portion of such Asset Sale Proceeds Amount required by any First Lien Pari Passu Debt to be applied or offered to prepay such First Lien Pari Passu Debt on a pro rata basis with the First Lien Term Loans (and so long as the First Lien Term Loans are offered no less than a ratable share of such Asset Sale Proceeds Amount) shall be credited against asset sale proceeds prepayment obligations on a dollar-for-dollar basis. In the event that one or more of the step-downs in clause (c) of the preceding sentence are achieved, the retained net cash proceeds from any such asset sale or disposition shall be deemed to be “Retained Asset Sale Proceeds.” Notwithstanding the foregoing, mandatory prepayments made pursuant to clauses (a) and (c) above shall be limited to the extent that the Borrower determines in good faith that such prepayments would either (i) result in material adverse tax consequences to the Borrower (or any direct or indirect parent) or one of its subsidiaries related to the repatriation of funds in connection therewith by foreign subsidiaries or (ii) (1) be prohibited or delayed by or violate or conflict with applicable law, (2) be restricted by applicable organizational documents or any agreement, (3) be subject to other organizational or administrative impediments or (4) conflict with the fiduciary duties of the applicable directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any applicable officer, director or manager, in each case, from being repatriated.

Within the First Lien Term Facility, mandatory prepayments shall be applied first, to accrued interest and fees due on the amount of the prepayment under the First Lien Term Loan Facility and second, to the remaining amortization payments under the First Lien Term Facility as directed by the Borrower (and in case of no direction, applied in direct order of maturity).

At the Borrower’s option it may allow First Lien Lenders to elect not to accept any mandatory prepayment made pursuant to clause (a) or (c) (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender or a holder of First Lien Pari Passu Debt, as applicable, subject to any prepayment requirements of the Bridge Facility and/or the Secured Notes, may be retained by the Borrower and will increase the amount available to make restricted payments.

If at any time the sum of the outstandings under the Revolving Facility (including Revolving Loans, letters of credit outstandings and swingline borrowings thereunder) exceeds the total Revolving Commitments, prepayments of Revolving Loans and/or swingline borrowings (and/or cash collateralization of letters of credit) shall be required in an amount equal to such excess.

The application of proceeds from mandatory prepayments of the Revolving Facility shall not reduce the aggregate amount of the total Revolving Commitments and amounts prepaid may be reborrowed.

Voluntary Prepayments and
Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Revolving Facility commitments, Delayed Draw Term Commitments and any Incremental Revolving Facility commitments and voluntary prepayments of borrowings under the First Lien Facilities will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (except as set forth below in the case of the First Lien Term Facility).

Voluntary prepayments of the First Lien Term Facility and any First Lien Incremental Term Facility shall be permitted at any time, without premium or penalty (except as set forth below). All voluntary prepayments of the First Lien Term Facility and any First Lien Incremental Term Facility will be applied to the remaining amortization payments under the First Lien Term Facility and First Lien Incremental Term Facility, as applicable, and may be applied to either the First Lien Term Facility or any First Lien Incremental Term Facility, or both, in any case, as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

If the First Lien Term Loans are repaid or any First Lien Lender is replaced in connection with any amendment to the First Lien Term Facility, in each case, in connection with a Repricing Transaction (to be defined in a manner consistent with the Fortress Credit Agreement Precedent, a “Repricing Transaction”) prior to the 6-month anniversary of the Closing Date, a 1.00% prepayment premium will apply on the amount so prepaid or replaced.

Any First Lien Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment or repurchase of loans under the First Lien Term Facility, exchange such First Lien Lender’s portion of such loans to be prepaid or repurchased for new indebtedness, in lieu of all or part of such First Lien Lender’s pro rata portion of such prepayment or repurchase (and any such loans so exchanged shall be deemed repaid and/or repurchased, as applicable, for all purposes).

First Lien Documentation
Principles:	Subject to the Conditionality Provisions, the definitive documentation for the First Lien Facilities (the “First Lien Facilities Documentation”) shall (a) be consistent with this Term Sheet and contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth herein applicable to the Borrower and its restricted subsidiaries (it being understood and agreed that (i) all baskets, exceptions and thresholds that are subject to a monetary cap shall include a “grower” component set based on the corresponding percentage of TTM EBITDA and shall be subject to ‘high watermarking’ provisions contained in the Fortress Credit Agreement Precedent (the “Highwatermarking Provision”) and (ii) the basket, exception and threshold constructs shall be no less favorable to the Borrower and its subsidiaries than those contained in the Fortress Credit Agreement Precedent), (b) be at least as favorable to the Sponsors, the Borrower and its subsidiaries as the Fortress Credit Agreement Precedent, (c) be at least as favorable to the Borrower and its subsidiaries, individually or taken as a whole, as the Company’s Existing Credit Agreement, (d) reflect the reasonable operational and administrative requirements of the First Lien Administrative Agent (consistent with the First Lien Administrative Agent’s customary requirements and practices) as agreed to by the Borrower and (e)

provide that any amount, item, event or transaction may be divided and classified among one or more available baskets, exceptions or thresholds and thereafter, on one or more separate occasions subject to re-division and re-classification (including from fixed baskets, exceptions and thresholds to incurrence-based baskets), including clauses (x), (y) and (z) set forth under the heading “First Lien Incremental Facilities”, in each case, subject to “stacking” provisions with respect to concurrent incurrences (including incurrences to fund original issue discounts, upfront fees, accrued interest, premiums and/or upfront fees) under the Revolving Facility and fixed baskets, on the one hand, and incurrence-based baskets, exceptions and thresholds, on the other hand (it being agreed and understood that the First Lien Facilities Documentation shall provide for automatic re-classification of amounts incurred under all fixed baskets, exceptions and thresholds), in each case in a manner consistent with the Fortress Credit Agreement Precedent (collectively, the “First Lien Documentation Principles”).

“EBITDA” shall be defined in a manner consistent with the First Lien Documentation Principles, and shall, in any event, include uncapped addbacks and adjustments for the following:

(a) pro forma “run rate” cost savings, operating expense reductions, revenue or operating enhancements and synergies (including revenue synergies, including those related to new business and customer wins, the modification or renegotiation of contracts and other arrangements and pricing adjustments and increases) relating to the Transactions or operational changes or other initiatives that are projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 36 months after the Closing Date or the consummation of any such operational change or other initiatives, respectively, net of the amount of the actual benefits realized during such period from such actions;

(b) any extraordinary, unusual, nonrecurring, exceptional, special or infrequent gain, loss or charge and any other gain, loss or charge not in the ordinary course of business (as reasonably determined and calculated by the Borrower Representative in good faith, which determination shall be conclusive) (including fees, expenses and charges (or any amortization thereof) associated with the Transactions, any acquisition, merger, amalgamation or consolidation, whether or not completed), any severance, relocation, consolidation or the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non recurring, unusual, special or infrequent items, closing, integration, new product (or new technology) developments, introductions or implementations, office or facilities openings, new services lines, team or key employee hirings, establishment of de novo teams, business optimization and/or similar initiatives or programs, transition or restructuring costs, charges or expenses (whether or not classified as restructuring costs, charges or expenses on the consolidated financial statements of the Borrower), any signing, stretch, retention or completion bonuses, special compensation charges, consulting fees, charges in connection with third-party advisory support to implement new accounting standards, executive recruiting costs, charges incurred in connection with strategic initiatives, any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans, charges related to any reconstruction, decommissioning, recommissioning or reconfiguration of facilities and fixed assets for alternative uses, charges in connection with non-ordinary course product and intellectual property development, and charges related to obtaining and/or maintaining corporate credit and corporate family ratings and ratings in respect of any Indebtedness, in each case, from any rating agency, including Moody’s, S&P and Fitch;

(c) the amount of incremental contract value of the Borrower and its restricted subsidiaries that the Borrower in good faith reasonably believes would have been realized or achieved as EBITDA contribution from (i) increased pricing or volume initiatives and/or (ii) the entry into (and performance under) binding and effective new agreements with new customers or new agents or partnerships or, if generating incremental contract value, new agreements (or amendments to existing agreements) with existing customers or agents or partnerships (collectively, “New Contracts”) during the relevant period had such New Contracts been effective and had performance thereunder commenced as of the beginning of the relevant period (which incremental contract value shall be calculated on a pro forma basis as though the full run rate effect of such incremental contract value had been realized as EBITDA contribution on the first day of such period), including, without limitation, such incremental contract value attributable to New Contracts that are in excess of (but without duplication of) contract value attributable to New Contracts that has been actually realized as EBITDA contribution during such period;

(d) (i) addbacks and adjustments (including pro forma adjustments) of the type reflected in the Sponsor Model, (ii) addbacks and adjustments (including pro forma adjustments) of the type reflected in the Information Memorandum, (iii) addbacks and adjustments (including pro forma adjustments) of the type reflected in the QofE Report or the quality of earnings report for any subsequent acquisition or similar investment, in each case, delivered by an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged (which shall include any of the “Big Four” accounting firms or any other accounting firm reasonably acceptable to the First Lien Administrative Agent) (without regard to time and amounts)) and (iv) Reg S-X adjustments; and

(e) all addbacks reflected in the Company’s Existing Credit Agreement and the Fortress Credit Agreement Precedent.

“Closing Date First Lien Leverage Ratio” shall mean the First Lien Leverage Ratio calculated as of the Closing Date after giving pro forma effect to the Transactions using actual TTM EBITDA as of such date; provided that for purposes of such calculation, in the event that such TTM EBITDA is (x) greater than $770 million, it shall be deemed to be $770 million and (y) less than $715 million, it shall be deemed to be $715 million.

“Closing Date Senior Secured Leverage Ratio” shall mean the Senior Secured Leverage Ratio calculated as of the Closing Date after giving pro forma effect to the Transactions using actual TTM EBITDA as of such date; provided that for purposes of such calculation, in the event that such TTM EBITDA is (x) greater than $770 million, it shall be deemed to be $770 million and (y) less than $715 million, it shall be deemed to be $715 million.

“Closing Date Total Leverage Ratio” shall mean the Total Leverage Ratio calculated as of the Closing Date after giving pro forma effect to the Transactions using actual TTM EBITDA as of such date; provided that for purposes of such calculation, in the event that such TTM EBITDA is (x) greater than $770 million, it shall be deemed to be $770 million and (y) less than $715 million, it shall be deemed to be $715 million.

Representations and Warranties:	Subject to the Conditionality Provisions (with only Specified Representations made on the Closing Date), consistent with the First Lien Documentation Principles and limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): organizational status, authority and enforceability of the First Lien Facilities Documentation, no violation of law, charter documents or agreements, litigation, margin regulations, governmental approvals, U.S. Investment Company Act, PATRIOT Act, OFAC, accuracy of disclosure as of the Closing Date, financial statements and no material adverse change (after the Closing Date), no default (after the Closing Date), no default under contractual obligations, no undisclosed liabilities, taxes, ERISA, labor matters, subsidiaries, intellectual property, (subject to the Conditionality Provision) creation, validity and perfection of security interests, compliance with laws, environmental matters, properties, use of proceeds and consolidated closing date solvency, subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations no less favorable to the Sponsors, the Borrower and its subsidiaries than the Fortress Credit Agreement Precedent.

Conditions to Initial Borrowing under the First Lien Facilities:

Subject to the Conditionality Provisions, the availability of the initial borrowing and other extensions of credit under the First Lien Facilities on the Closing Date will be subject solely to the conditions in the second paragraph of Section 6 of the Commitment Letter, in Exhibit C of the Commitment Letter and in clause (a) below under “Conditions to All Borrowings after the Closing Date”.

Conditions to All Borrowings after the Closing Date:

Except as otherwise set forth in the First Lien Facilities Documentation (including with respect to the incurrence of Incremental Facilities), the making of each extension of credit under the First Lien Facilities after the Closing Date (subject to any additional conditions in the case of any First Lien Incremental Facility to the extent agreed by the providers of such indebtedness) shall be conditioned upon (a) delivery of a customary borrowing notice, (b) after the Closing Date, the accuracy of representations and warranties in all material respects (subject to the Measuring Compliance Provisions in respect of Limited Condition Transactions (as defined in the Fortress Credit Agreement Precedent)), (c) after the Closing Date, the absence of defaults or events of default at the time of, or immediately after giving effect to the making of, such extension of credit (subject to the Measuring Compliance Provisions in respect of Limited Condition Transactions) and (d) solely with respect to a borrowing of First Lien Delayed Draw Term Loans, on a pro forma basis after giving effect to the incurrence of such First Lien Delayed Draw Term Loans (and after giving effect to any acquisition or other specified transaction consummated concurrently therewith and all other appropriate pro forma adjustment events but without netting any portion of the cash proceeds of such First Lien Delayed Draw Term Loans then being incurred), the First Lien Leverage Ratio not exceeding 0.75 to 1.00 greater than the Closing Date First Lien Leverage Ratio.

Affirmative Covenants:	Consistent with the First Lien Documentation Principles and subject to the Conditionality Provisions, limited to the following (to be applicable to the Borrower and its restricted subsidiaries only):

(a) delivery of annual and quarterly financial statements, compliance certificates and other information (accompanied, in the case of annual financial statements, by an audit opinion from nationally recognized auditors that is not subject to qualification

(it being agreed that an explanatory or emphasis of matter paragraph does not constitute a qualification) as to “going concern” or the scope of such audit, other than solely with respect to, resulting solely from or arising on account of (i) an upcoming maturity date under any of the First Lien Facilities or any other indebtedness incurred in compliance with the First Lien Facilities Documentation, (ii) any potential or actual inability to satisfy any financial maintenance covenant, (iii) the activities, operations, financial results, assets or liabilities of any unrestricted subsidiary or (iv) changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Borrower’s (or its direct or indirect parent company’s) independent certified public accounting firm);

(b) [reserved];

(c) notices of (i) default or events of default under the First Lien Facilities and (ii) material litigation and pension events, which in the case of this clause (ii) would result in a Material Adverse Effect (as defined in the First Lien Facilities Documentation);

(d) inspections (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations consistent with the First Lien Documentation Principles);

(e) maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance consistent with the First Lien Documentation Principles;

(f) maintenance of existence and corporate franchises, rights and privileges, except with respect to the Borrower);

(g) maintenance of books and records;

(h) payment of taxes;

(i) compliance with laws and regulations (including ERISA and PATRIOT Act, anti-corruption, anti-terrorism and sanctions laws in material respects);

(j) additional Guarantors and Collateral (subject to limitations set forth above in “Guarantees” and “Security”);

(k) environmental laws;

(l) use of proceeds;

(m) changes in lines of business;

(n) commercially reasonable efforts to maintain public corporate credit/family ratings of the Borrower and ratings of the First Lien Closing Date Term Facility from Moody’s and S&P (but not to maintain a specific rating);

(o) transactions with affiliates (other than, among others, (i) the payment of financial advisory, monitoring, oversight and similar fees under the management agreement in amounts in effect on the Closing Date and expenses and indemnities to the Sponsors and to directors, (ii) transactions among the Loan Parties and their restricted subsidiaries that are not otherwise prohibited by the First Lien Facilities Documentation, (iii) fees payable in connection with the Transactions, (iv) affiliate transactions constituting any part of permitted reorganizations to be agreed and (v) scheduled transactions); and

(p) further assurances on collateral and guaranty matters (subject to limitations set forth above in “Security”),

subject, in the case of each of the foregoing covenants, to limitations for materiality, exceptions and qualifications to be provided in the First Lien Facilities Documentation consistent with the First Lien Documentation Principles.

Negative Covenants:	Consistent with the First Lien Documentation Principles and limited to the following incurrence-based high yield covenants (to be applicable to the Borrower and its restricted subsidiaries) and to include baskets and exceptions, including without limitation, those listed below and on Annex II, limitations on:

(a) the incurrence of indebtedness;

(b) liens securing indebtedness for borrowed money;

(c) fundamental changes;

(d) asset sales;

(e) investments;

(f) prepayments, repurchases or redemptions of certain material debt that is contractually subordinated in right of payment to the obligations under the First Lien Facility (with a de minimis cap to be agreed) (collectively, “Junior Debt”)) made more than 12 months prior to the final stated maturity of such debt;

(g) restricted payments;

(h) burdensome agreements;

(i) accounting changes; and

(j) amendments to material Junior Debt documents in violation of subordination agreements.

Financial Covenant:	First Lien Term Facility: None.

Revolving Facility: Consistent with the First Lien Documentation Principles, the First Lien Facilities Documentation will contain the following financial covenant (the “Financial Covenant”) with regard to the Borrower and its restricted subsidiaries on a consolidated basis, solely for the benefit of the Revolving Lenders:

Maintenance of a maximum First Lien Leverage Ratio set at a static level of 9.00 to 1.00 (provided that, for purposes of this leverage ratio and all other leverage ratios hereunder, if additional debt is incurred to fund OID or upfront fees (other than any First Lien Term Upfront Fee or First Lien DDTL Upfront Fee payable under, and as defined in, the Fee Letter) then such leverage ratios will be modified upward to reflect any such additional debt), which ratio will be applicable to the Revolving Facility only and will be tested, commencing with the second full fiscal quarter after the Closing Date, at the end of any quarter when more than 40% of the greater of the Revolving Facility as of the Closing Date or as of the applicable test date (the “Testing Threshold”) is drawn at such date (excluding (i) for the first four full fiscal quarters for which the covenant could be tested, any amounts drawn under the Revolving Facility on the Closing Date to finance a portion of the Transactions (including Acquisition Costs) and (ii) for the first four full fiscal quarters for which the covenant could be tested, any amounts drawn under the Revolving Facility on the Closing Date to fund OID and upfront fees).

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (which equity shall be common equity or qualified equity) made to the Borrower after the end of the most recently ended fiscal quarter and on or prior to the day that is 21 business days after the day on which financial statements are required to be delivered for any fiscal quarter will, at the request of the Borrower, either (A) be applied to reduce outstanding amounts under the Revolving Facility (including Revolving Loans, letters of credit outstanding and swingline borrowings thereunder) in which case such cash equity contribution shall be deemed to have reduced outstanding amounts for purposes of determining whether a Testing Threshold trigger date has occurred and, following any such reduction, if the aggregate principal amount of loans and the amount of unreimbursed drawn letters of credit outstanding under the Revolving Facility on the last day of such fiscal quarter is less than or equal to 40% of the greater of the Revolving Facility as of the Closing Date or as of the applicable test date, a Testing Threshold trigger date shall be deemed not to have occurred or (B) be included in the calculation of EBITDA for the purpose of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) there shall be no more than two Specified Equity Contributions made in each four consecutive fiscal quarter period, (b) the amount of any Specified Equity Contribution shall be no more than (x) the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenant or (y) if applied to reduce outstanding amounts under the Revolving Facility as contemplated in subclause (A) above, the amount required in order for a Testing Threshold trigger date not to have occurred, (c) no more than five Specified Equity Contributions shall be made during the term of the Revolving Facility (increasing to six if the Revolving Facility Maturity Date is extended), (d) all Specified Equity Contributions shall be disregarded for purposes of calculating EBITDA in any financial ratio determination under the First Lien Facilities Documentation, other than for determining compliance with the Financial Covenant (and will not be credited as an addition to the applicable restricted payments build-up provisions) and (e) if a Specified Equity Contribution is included in the calculation of EBITDA as contemplated in subclause (B) above there shall be no pro forma or other reduction in indebtedness (including as a result of netting) (except for each fiscal quarter other than the fiscal quarter in respect of which such Specified Equity Contribution is made) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the periods in which such Specified Equity Contribution is included in EBITDA.

Unrestricted Subsidiaries:	Subject to the restricted payments covenant in the First Lien Facilities Documentation, the Borrower may designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants, events of default or other provisions of the First Lien Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the First Lien Facilities Documentation except to the extent of distributions received therefrom.

Events of Default:	Consistent with the First Lien Documentation Principles and limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): nonpayment of principal when due (subject to a good faith payment exception); nonpayment of interest, fees and other amounts after a five business day grace period (subject to a good faith payment exception); violation of covenants (subject, (i) in the case of certain of such covenants, to a thirty day grace period after notice from the First Lien Administrative Agent, (ii) in the case of failure to deliver financial statements and related compliance certificates, a 180 day grace period after notice from the First Lien Administrative Agent and (iii) with respect to the Financial Covenant, a breach shall only result in an event of default (and shall not constitute an event of default for purposes of the First Lien Facilities Documentation if the Borrower then has a right to receive a Specified Equity Contribution, until the date occurs that is 21 business days after the day on which the compliance certificate is required to be delivered for the applicable fiscal quarter and the Borrower has failed to make the required Specified Equity Contribution by such date) with respect to the First Lien Term Facility when the Revolving Lenders have terminated the commitments under the Revolving Facility and accelerated any Revolving Loans then outstanding and only for so long a termination and acceleration have not been rescinded); incorrectness of representations and warranties after the Closing Date in any material respect (subject to a thirty day grace period in the case of representations capable of being cured) (provided that in the case of any event of default resulting from a failure of any representation or warranty with respect to the Financial Covenant, including with respect to the calculation thereof contained in any compliance certificate, such default shall not constitute a default with respect to the First Lien Term Facility unless the Revolving Loans have been accelerated or the commitments in respect of the Revolving Facility have been terminated by the Revolving Lenders and such acceleration or termination has not been rescinded); cross default and cross acceleration to material indebtedness (which shall be defined as 33% of TTM EBITDA); bankruptcy or other insolvency events of the Borrower or its material restricted subsidiaries (with a customary grace period for involuntary events); material final monetary judgments; material pension events; actual or asserted invalidity of guarantees or security documents in any material respect; and change of control (to be defined in a manner consistent with the First Lien Documentation Principles).

Voting:	Amendments and waivers of the First Lien Facilities Documentation (including amendments to the pro rata sharing provisions) will require the approval of First Lien Lenders holding more than 50% of the aggregate amount (without duplication) of the loans and commitments under the First Lien Facilities (the “Required Lenders”), except that (i) the consent of all First Lien Lenders directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such First Lien Lender or extensions of Delayed Draw Term Commitments, (B) reductions of principal, interest or fees, (C) extensions or postponement of final maturity or any scheduled amortization, (D) releases of all or substantially all the value of the Guarantees or releases of liens on all or substantially all of the Collateral and (E) modifications to any of the voting percentages (provided that any such amendment or waiver which requires the consent of all First Lien Lenders directly and adversely affected thereby shall, to the extent any Revolving Lender that is a Committed Lender would be directly and adversely affected thereby in its capacity as a Revolving Lender, require the consent of such Revolving Lender), (ii) without limiting the preceding clause (i), any proposed amendment or waiver that only affects one or more (but not all) class(es), tranche(s) or facility(ies) under the First Lien Facilities will only require the consent of First Lien Lenders holding more than 50% of the loans and commitments of such affected class(es), tranche(s) or facility(ies) and (iii) customary protections for the First Lien Administrative Agent, the swingline lender and the Revolving Issuing Banks will be provided; provided that, for the avoidance of doubt, amendments, waivers and consents in respect of (1) the Financial Covenant and Specified Equity Contribution, (2) conditions to extensions of credit under the Revolving Facility, (3) representations made or deemed made in connection with any extension of credit under the Revolving Facility, (4) additional or modified representations, warranties, covenants or other terms or conditions solely for the benefit of the Revolving Facility and (5) events of default relating solely to the Revolving Facility (including events of default relating to the foregoing clauses (1), (2), (3) and (4)) shall in each case only require the consent of Revolving Lenders holding more than 50% of the loans and commitments under the Revolving Facility and not the consent of any other First Lien Lender. In connection with the foregoing, Subsection 11.1(a)(xii) in the Fortress Credit Agreement Precedent (the “Serta Provision”) shall be included in the First Lien Facilities Documentation.

The First Lien Facilities Documentation shall contain provisions permitting the Borrower to replace or, if no payment or bankruptcy event of default has occurred and is continuing, prepay the First Lien Loans and terminate the commitments of (x) Defaulting Lenders, (y) any non-consenting First Lien Lender in connection with amendments and waivers requiring the consent of all First Lien Lenders directly and adversely affected thereby, so long as First Lien Lenders holding more than 50% of the aggregate amount of the loans and commitments under the First Lien Facilities or more than 50% of the aggregate amount of the loans directly and adversely affected thereby shall have consented thereto or (z) every non-consenting First Lien Lender in connection with amendments and waivers requiring the consent of all First Lien Lenders or of all First Lien Lenders directly and adversely affected thereby, if First Lien Lenders holding more than 50% of the aggregate amount of the loans and commitments under the First Lien Facilities or more than 50% of the aggregate amount of the loans directly and adversely affected thereby have not consented thereto.

The First Lien Facilities Documentation will include “amend and extend” provisions consistent with the Fortress Credit Agreement Precedent.

The First Lien Facilities Documentation will include provisions with respect to “net short lenders” consistent with the Fortress Credit Agreement Precedent.

The First Lien Facilities Documentation will include provisions with respect to “non-responding lenders” consistent with that certain Credit Agreement, dated as of February 12, 2024 , among Fiesta Purchaser, Inc., the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent (the “Non-Responding Lender Provisions”).

Cost and Yield Protection:	The First Lien Facilities Documentation will include tax gross-up, cost and yield protection provisions consistent with the Fortress Credit Agreement Precedent (including with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III); provided that such increased cost provisions will only be available to First Lien Lenders applying such provisions in a manner consistent with their treatment of similarly situated borrowers. For the avoidance of doubt, there will be no gross-up or indemnification for any taxes imposed under FATCA.

Assignments and Participations:	After the Closing Date, the First Lien Lenders will be permitted to assign (a) First Lien Term Loans with the consent of the Borrower (not to be unreasonably withheld) and (b) Revolving Loans and commitments in respect of the Revolving Facility with the consent of the Borrower, the swingline lender and the Revolver Issuing Banks (in each case for an assignment to a commercial bank with a consolidated combined capital and surplus of at least $5.0 billion (a “Commercial Bank”), not to be unreasonably withheld); provided that no consent of the Borrower shall be required (x) after the occurrence and during the continuance of a payment or bankruptcy event of default (with respect to the Borrower) or (y) for assignments of First Lien Term Loans to any existing First Lien Lender or an affiliate of an existing First Lien Lender or an Approved Fund (to be defined consistent with the First Lien Documentation Principles, an “Approved Fund”). All assignments will require the consent of the First Lien Administrative Agent (not to be unreasonably withheld), unless such assignment is an assignment of First Lien Term Loans to another First Lien Lender, an affiliate of a First Lien Lender or an Approved Fund. Assignments to any Disqualified Institution (to be defined consistent with the First Lien Documentation Principles, “Disqualified Institution”) (except to the extent the Borrower has consented to such assignment in writing) and natural persons shall be prohibited. Each assignment will be in an amount of $1.0 million or an integral multiple thereof with respect to the First Lien Term Facility, $5.0 million or an integral multiple thereof with respect to the Revolving Facility or, in each case, if less, all of such First Lien Lender’s remaining loans and commitments of the applicable class, in each case unless the Borrower and the First Lien Administrative Agent otherwise consent, provided that all such amounts shall be aggregated in respect of each First Lien Lender and its affiliates or Approved Funds, if any. The First Lien Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the First Lien Administrative Agent).

Notwithstanding the foregoing, with respect to assignments of any Revolving Loans or commitments in respect of the Revolving Facility, the consent of Towerbrook and CD&R (in each case for an assignment to a Commercial Bank, not to be unreasonably withheld) shall be required (so long as the Sponsors and their respective affiliates collectively hold at least 35.0% of the voting power of the voting stock of the Borrower, determined as of the date the assignment and assumption agreement with respect to such assignment is delivered to the First Lien Administrative Agent or, if a “trade date” is specified in the assignment and assumption agreement, as of the trade date); provided that no consent of Towerbrook and CD&R shall be required after the occurrence and during the continuance of a payment or bankruptcy event of default (with respect to the Borrower); provided further that the consent of Towerbrook and CD&R shall include an acknowledgment that the Sponsors and their respective affiliates collectively hold at least 35.0% of the voting power of the voting stock of the Borrower. The Sponsors shall be an express third party beneficiary of the provisions in this paragraph.

The First Lien Lenders will be permitted to sell participations in (i) First Lien Term Loans and (ii) with the prior written consent of the Borrower and Towerbrook and CD&R (such consent not to be unreasonably withheld), Revolving Loans and commitments in respect of the Revolving Facility; provided that (1) in all cases, the applicable First Lien Lender shall have provided the Borrower and Towerbrook and CD&R with not less than 5 business days’ advance notice of such participation and (2) no consent of the Borrower and Towerbrook and CD&R shall be required after the occurrence and during the continuance of a payment or bankruptcy event of default (with respect to the Borrower). Voting rights of participants shall be limited to matters in respect of (a) increases in commitments or extensions of Delayed Draw Term Commitments, in each case, participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or any scheduled amortization and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral, and participants may not direct a First Lien Lender to vote or abstain from voting other than with respect to the foregoing matters. Participations to any Disqualified Institution and natural persons shall be prohibited.

Notwithstanding the foregoing, in no event shall the First Lien Administrative Agent be obligated to ascertain, monitor or inquire as to whether any person is a Disqualified Institution or have any liability with respect to or arising out of any assignment or participation of First Lien Loans by the First Lien Lenders or disclosure of confidential information by the First Lien Lenders, in each case, to any Disqualified Institution, except to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of the First Lien Administrative Agent (it being understood this exception shall not apply if the Borrower and, if applicable, Towerbrook and CD&R shall have knowingly consented in writing to an applicable assignment to such Disqualified Institution).

Expenses and Indemnification:	As set forth in the Fortress Credit Agreement Precedent.

Governing Law and Forum:	New York; provided, however, that it is understood and agreed that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) (and whether or not a Company Material Adverse Effect (as defined in the Acquisition Agreement) has occurred and is continuing), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any breach thereof you or your applicable affiliate has the right (taking into account any applicable grace periods or cure provisions) to terminate your or its obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof and without resulting in the payment of any fees, liquidated damages or other amounts under the Acquisition Agreement) as a result of a failure of a condition resulting from a breach of such representations and warranties in the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the Laws or statutes of limitations of a different jurisdiction.
Counsel to the First Lien Administrative Agent, Joint Lead Arrangers and Joint Bookrunner:	White & Case LLP

CONFIDENTIAL	ANNEX I TO EXHIBIT B

Interest Rates:	The interest rates under the First Lien Facilities shall be as follows:

With respect to the Revolving Facility, at the option of the Borrower, initially, any of (a) Term SOFR plus 3.50% or (b) ABR plus 2.50%.

From and after the delivery by the Borrower to the First Lien Administrative Agent of Holdings or the Borrower’s financial statements (or that of a direct or indirect parent or restricted subsidiary of Holdings as provided herein) for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads under the Revolving Facility shall be determined by reference to a leverage-based pricing grid, with the first step down of 25 basis points at a First Lien Leverage Ratio that is equal to or less than 0.25 to 1.00 less than the Closing Date First Lien Leverage Ratio, the second step down of an additional 25 basis points at a First Lien Leverage Ratio equal to or less than 0.50 to 1.00 less than the Closing Date First Lien Leverage Ratio and the third step-down of an additional 25 basis points at a First Lien Leverage Ratio equal to or less than 0.75 to 1.00 less than the Closing Date First Lien Leverage Ratio (the “ Revolver Margin Step-Downs”).

With respect to the First Lien Term Facility, at the option of the Borrower, initially, any of (a) Term SOFR plus 3.50% or (b) ABR plus 2.50%.

From and after the delivery by the Borrower to the First Lien Administrative Agent of Holdings or the Borrower’s financial statements (or that of a direct or indirect parent or restricted subsidiary of Holdings as provided herein) for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads under the First Lien Term Facility shall be determined by reference to a leverage-based pricing grid, with the first step down of 25 basis points at a First Lien Leverage Ratio that is equal to or less than 0.25 to 1.00 less than the Closing Date First Lien Leverage Ratio, the second step down of an additional 25 basis points at a First Lien Leverage Ratio equal to or less than 0.50 to 1.00 less than the Closing Date First Lien Leverage Ratio and the third step-down of an additional 25 basis points at a First Lien Leverage Ratio equal to or less than 0.75 to 1.00 less than the Closing Date First Lien Leverage Ratio (the “Term Loan Margin Step-Downs”).

In addition, following the consummation of a Qualified IPO, the interest rate margin at each level of the leveraged-based pricing grid applicable to the First Lien Facilities shall be automatically reduced by 25 basis points (the “Term IPO Step-Down”).

Annex I to B-1

The Borrower may elect interest periods of 1, 3 or 6 months (or, if agreed to by all relevant First Lien Lenders, 12 months or a period of shorter than one month) for Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the “prime rate” and in the case of currencies (other than U.S. dollars) as per the relevant market practice).

Interest shall be payable (a) for loans accruing interest at a rate based on Term SOFR, in arrears at the end of each interest period and, for interest periods of greater than three months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (a) the prime commercial lending rate published by the Wall Street Journal as the “prime rate,” (b) the Federal Funds Effective Rate plus 1/2 of 1.00% per annum and (c) Term SOFR for a one month interest period plus 1.00% per annum.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in U.S. dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“SOFR” means, with respect to any business day, a rate per annum equal to the secured overnight financing rate for such business day published by the NYFRB on the NYFRB’s on the immediately succeeding business day.

“Term SOFR Rate” means, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such interest period, as such rate is published by the CME Term SOFR Administrator and shall not include any credit spread adjustment.

Annex I to B-2

“Term SOFR Reference Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in U.S. dollars for any interest period, the rate per annum determined by the First Lien Administrative Agent as the forward-looking term rate based on SOFR.

There shall be a minimum Term SOFR rate (i.e., prior to adding any applicable interest rate margins thereto) requirement of 0.00% per annum applicable to the First Lien Term Facility and Revolving Facility.

Letter of Credit Fee:	A per annum fee equal to the spread over Term SOFR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders. In addition, the Borrower shall pay to each Revolver Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% upon the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year and (b) customary issuance and administration fees.

Commitment Fees:	The Borrower shall pay a commitment fee of 0.50% per annum on the actual daily unused portion of the Revolving Facility, payable quarterly in arrears commencing with the last business day of the first full fiscal quarter ending after the Closing Date, calculated based upon the actual number of days elapsed over a 360-day year. From and after the delivery by the Borrower to the First Lien Administrative Agent of Holdings or the Borrower’s financial statements (or that of a direct or indirect parent or restricted subsidiary of the Borrower as provided herein) for the first full fiscal quarter of the Borrower completed after the Closing Date, the commitment fee shall be determined by reference to a First Lien Leverage Ratio-based pricing grid, with the first step-down to 0.375% upon achievement of a First Lien Leverage Ratio equal to or less than 0.25 to 1.00 less than the Closing Date First Lien Leverage Ratio, the second step-down to 0.25% upon achievement of a First Lien Leverage Ratio equal to or less than 0.50 to 1.00 less than the Closing Date First Lien Leverage Ratio and the third step-down to 0.125% upon achievement of a First Lien Leverage Ratio equal to or less than 0.75 to 1.00 less than the Closing Date First Lien Leverage Ratio. Such fees shall be distributed to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders.

Annex I to B-3

Delayed Draw Ticking Fee:	The Borrower shall pay a commitment fee equal to the Applicable DDTL Fee Margin (as defined below) per annum on the average daily unused portion of the First Lien Delayed Draw Term Facility, payable quarterly in arrears commencing with the last business day of the first full fiscal quarter ending after the Closing Date, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Delayed Draw Term Lenders pro rata in accordance with the amount of each such Lender’s Delayed Draw Term Commitment, with exceptions for Defaulting Lenders.

The “Applicable DDTL Fee Margin” shall mean (i) on or prior to the 60th day following the Closing Date, 0%, (ii) after the 60th day following the Closing Date but on or prior to the 90th day following the Closing Date, 50% of the applicable margin payable with respect to the First Lien Delayed Draw Term Facility and (iii) thereafter, 100% of the applicable margin payable with respect to the First Lien Delayed Draw Term Facility.

Annex I to B-4

CONFIDENTIAL	ANNEX II TO EXHIBIT B

Basket/Threshold		Term
Indebtedness

1.	Ratio Debt	Indebtedness in an amount not to exceed the amount available for the First Lien Incremental Facilities pursuant to the First Lien Ratio Incremental Amount; provided that there shall be no cap on the amount of Ratio Debt incurred by non-Guarantors.

2.	Purchase Money / Capitalized Lease Obligations	To the extent consistent with the First Lien Documentation Principles, uncapped

3.	General Debt Basket	Greater of 100% of Closing EBITDA and 100% of TTM EBITDA plus any unused amount of clause (i) of the definition of First Lien Fixed Incremental Amount, less any amount that the Borrower has elected to reallocate to the First Lien Fixed Incremental Amount

4.	Ratio Acquisitions Debt	To be subject to the same ratios and terms applicable to Ratio Debt. For the avoidance of doubt, there shall be no cap on Ratio Acquisitions Debt incurred by non-Guarantors.

5.	Non-Guarantor Debt	Greater of 50% of Closing EBITDA and 50% of TTM EBITDA; provided that no cap shall apply to working capital facilities incurred by non-Guarantor restricted subsidiaries

Annex II to B-1

Basket/Threshold		Term
6.	Assumed Acquisition Debt	To the extent not incurred in contemplation of the acquisition, uncapped

7.	Contribution Debt	200% of the net after tax cash proceeds of sale of equity interests of and other cash capital contributions to the Borrower

8.	Available Capacity Basket	200% of the unused capacity under the General Restricted Payment Basket, the General Restricted Debt Payment Basket and the General Investment Basket

9.	Available Amount	200% of the Available Amount (as defined below)

10.	Securitization Facilities	Special Purpose Financing (to be defined in a manner consistent with the First Lien Documentation Principles) shall be permitted

Permitted Liens

11.	Ratio Debt / Ratio Acquisitions Debt	Liens securing Ratio Debt and Ratio Acquisitions Debt shall be permitted

12.	Contribution Debt	Contribution Debt shall be permitted to be secured on a pari passu or junior lien basis

13.	Available Capacity Basket	Indebtedness incurred pursuant to the Available Capacity basket shall be permitted to be secured on a pari passu or junior lien basis

14.	Available Amount	Indebtedness incurred in reliance on the Available Amount shall be permitted to be secured on a pari passu or junior lien basis

15.	Purchase Money / Capitalized Lease Obligations	Liens securing Purchase Money / Capitalized Lease Obligations pursuant to the basket set forth in row 2 above shall be permitted

Annex II to B-2

Basket/Threshold		Term
16.	Non-Guarantor Debt	Liens securing Non-Guarantor Debt pursuant to the basket set forth in row 5 above shall be permitted

17.	General Liens Basket	Greater of 100% of Closing EBITDA and 100% of TTM EBITDA which may be secured on a pari passu or junior lien basis

Asset Sales

18.	Cash Consideration Basket	Sales or other dispositions of any assets or property of the Borrower and its subsidiaries on an unlimited basis, subject to (i) receipt of fair market value and (ii) in the case of Collateral, either (x) at least 75% of consideration over the term of the facilities in excess of a threshold to be agreed is cash or cash equivalents or (y) at least 50% of consideration over the term of the facilities in excess of a threshold to be agreed is cash or cash equivalents (provided that this clause (ii)(y) shall not receive the benefit of the reinvestment rights set forth in “Mandatory Prepayments” above), subject in each case to a designated non-cash consideration basket and to restrictions to be determined in a manner consistent with the First Lien Documentation Principles

19.	General Asset Sale Basket	Greater of 35% of Closing EBITDA and 35% of TTM EBITDA, with the unused amount in any fiscal year permitted to be carried forward to subsequent fiscal years

20.	Ratio Asset Sales Basket	Unlimited asset sales subject to pro forma compliance with the greater of (1) the Closing Date First Lien Leverage Ratio and (2) the First Lien Leverage Ratio in effect immediately prior to such asset sale

Annex II to B-3

Basket/Threshold		Term
Restricted Payments

21.	Available Amount Calculation

(A) the greatest of (x) 50% of cumulative Consolidated Net Income (to be defined in a manner consistent with the First Lien Documentation Principles) (provided that such amount shall not be less than $0 in any period), (y) Retained ECF Amount and (z) (i) cumulative Consolidated EBITDA minus (ii) 150% of fixed charges (to be defined in a manner consistent with the First Lien Documentation Principles), plus

(B) the greater of 75% of Closing EBITDA and 75% of TTM EBITDA, plus (C) Retained Asset Sale Proceeds, plus (D) declined prepayments plus (E) to the extent not otherwise applied, builder for proceeds of qualified equity issuances/capital contributions after the Closing Date, debt exchanged for qualified equity after the Closing Date and other additions consistent with the First Lien Documentation Principles.

22.	Available Amount	100% of the Available Amount

23.	General Restricted Payment Basket	Greater of 75% of Closing EBITDA and 75% of TTM EBITDA, which may be reallocated to make investments and restricted debt payments, less any amount that the Borrower has elected to reallocate to the Available Capacity Basket

24.	Permitted IPO Distributions	The sum of (a) up to 7% per annum of the net proceeds received by (or contributed to) the Borrower and its restricted subsidiaries from such Qualified IPO and (b) an aggregate amount per annum not to exceed 7% of market capitalization

25.	Ratio Restricted Payments Basket	Unlimited restricted payments, subject to pro forma compliance with a First Lien Leverage Ratio that is 0.25 to 1.00 less than the Closing Date First Lien Leverage Ratio

Annex II to B-4

Basket/Threshold		Term

26.	Management Buybacks	Greater of 15% of Closing EBITDA and 15% of TTM EBITDA in any calendar year (increasing to the greater of 30% of Closing EBITDA and 30% of TTM EBITDA in any calendar year following a Qualified IPO), with unused amounts in any calendar year being carried over to succeeding calendar years, plus other additions consistent with the First Lien Documentation Principles

Junior Debt Payments

27.	General Restricted Debt Payment Basket	Greater of 75% of Closing EBITDA and 75% of TTM EBITDA plus amounts reallocated from the General Restricted Payment Basket, less any amount that the Borrower has elected to reallocate to the Available Capacity Basket

28.	Ratio Restricted Debt Payment Basket	Unlimited Junior Debt payments subject to pro forma compliance with a First Lien Leverage Ratio that is 0.25 to 1.00 less than the Closing Date First Lien Leverage Ratio

29.	Assumed Acquisition Debt	Unlimited refinancings or repayments of Junior Debt assumed in connection with an acquisition shall be permitted

30.	Conversion to Qualified Equity Interests	Unlimited conversions or exchanges of any Junior Debt into qualified equity interests of Holdings (or a direct or indirect parent thereof) shall be permitted

31.	Available Amount	100% of the Available Amount

Annex II to B-5

Basket/Threshold		Term

32.	Refinancing Debt	Unlimited refinancings of Junior Debt with indebtedness of the same priority (or lesser priority) as the indebtedness being refinanced shall be permitted on terms consistent with the First Lien Documentation Principles

Permitted Investments

33.	Investments in Similar Business	Greater of 50% of Closing EBITDA and 50% of TTM EBITDA

34.	General Investment Basket	Greater of 100% of Closing EBITDA and 100% of TTM EBITDA, plus amounts reallocated from the General Restricted Payment Basket and the General Restricted Debt Payment Basket, less any amount that the Borrower has elected to reallocate to the Available Capacity Basket

35.	Investments in Unrestricted Subsidiaries	Greater of 50% of Closing EBITDA and 50% of TTM EBITDA

36.	Investments in Joint Ventures	Greater of 50% of Closing EBITDA and 50% of TTM EBITDA

37.	Permitted Acquisitions	Unlimited, so long as, to the extent required by the First Lien Facilities Documentation, the target and its subsidiaries become restricted subsidiaries and, if required, Guarantors. There shall be no cap on non-obligor permitted acquisitions or investments in restricted subsidiaries

38.	Intercompany Investments to the Borrower or any Restricted Subsidiary	Unlimited

Annex II to B-6

Basket/Threshold		Term
39.	Ratio Investments Basket	Unlimited investments subject to pro forma compliance with either (i) the greater of (1) the Closing Date First Lien Leverage Ratio or (2) the First Lien Leverage Ratio in effect immediately prior to such investment or (ii) the Interest Coverage Ratio is not less than the lesser of (1) 1.75 to 1.00 or (2) the Interest Coverage Ratio in effect immediately prior to such incurrence

40.	Available Amount	100% of the Available Amount

Annex II to B-7

CONFIDENTIAL	EXHIBIT C

Project Raven

Summary of Additional Conditions

Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used. Solely for the purposes of this Exhibit C, each reference to “Lead Arranger” in this Exhibit C (including for the purposes of determining “Majority Lead Arrangers” wherever referenced in this Exhibit C) shall be deemed to include reference to Ares as a “Lead Arranger” even though it is acknowledged that Ares is not acting as an arranger under this Commitment Letter.

Subject in all respects to the Conditionality Provisions and the First Lien Documentation Principles in all respects, the availability and initial borrowings under the First Lien Facilities on the Closing Date shall be subject solely to the satisfaction (or (i) in the case of each of paragraphs (1), (2), (3), (4), (5), (6), (7) and (8), waiver by the Majority Lead Arrangers or (ii) in the case of each of paragraphs (9) and (10), waiver by the Lead Arrangers) of the following conditions precedent:

1. No Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) shall have occurred after the date of the Acquisition Agreement.

2. The Acquisition shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications or amendments to the provisions thereof, or consents or waivers thereto, in each case by you, that in the aggregate are material and adverse to the Initial Lenders (in their capacities as such) without the prior consent of the Majority Lead Arrangers (which consent shall not be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that (a) any adverse change or waiver of, or modification to, the definition of Company Material Adverse Effect contained in the Acquisition Agreement shall be deemed to be material and adverse to the Initial Lenders, (b)(i) any reduction of the purchase price (or amendment to the Acquisition Agreement related thereto) shall not be deemed to be material and adverse to the interests of the Initial Lenders so long as such reduction is allocated (A) first, to reduce the Equity Contribution to the level set forth in Exhibit A and (B) second, (I) 60.0%, to reduce any amounts to be funded under the First Lien Term Facility and (II) 40.0%, to reduce the Equity Contribution and (ii) any increase in purchase price (or amendment to the Acquisition Agreement related thereto which directly results in an increase in purchase price) shall not be deemed to be materially adverse to the Initial Lenders if such increase is (at the Borrower’s option) (x) funded with amounts permitted to be drawn under the Revolving Facility on the Closing Date or (y) funded with common stock of Holdings, the Borrower or any of its subsidiaries or additional cash on hand at the Company and its subsidiaries on the Closing Date (excluding, for the avoidance of doubt, any purchase price adjustments in accordance with the terms of the Acquisition Agreement, with respect to which there shall be no limitation on source of funding) and (c) each Lead Arranger shall be deemed to have consented to any such modification, amendment, consent or waiver unless they shall object thereto in writing (including via email) within two business days of receipt of written notice of such modification, amendment, consent or waiver.

3. Subject to the Conditionality Provisions, (i) the Specified Acquisition Agreement Representations, and (ii) the Specified Representations shall be true and correct in all material respects on, or as of, the Closing Date (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

4. Substantially concurrently with (or promptly following) the initial funding of the applicable First Lien Facilities, the Equity Contribution shall be made in at least the amount set forth in Exhibit A to the Commitment Letter (or such lesser amount as may be permitted by the immediately preceding paragraph 2).

5. The Lead Arrangers shall have received (a) the audited consolidated balance sheet of the Company, and the related consolidated statements of operations and comprehensive income (loss), stockholder’s equity and cash flows for (i) the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023 and (ii) each subsequent fiscal year ended at least 90 days prior to the Closing Date, (b) the unaudited consolidated balance sheet of the Company as of March 31, 2024 and the related consolidated statements of operations and comprehensive income (loss), stockholder’s equity and cash flows and (c) the unaudited consolidated balance sheet of the Company and the related consolidated statements of operations and comprehensive income (loss), stockholder’s equity and cash flows for each of the fiscal quarters that is not a fiscal year-end after the date of the financial statements delivered pursuant to the foregoing clause (b) and ended at least 45 days prior to the Closing Date. The Lead Arrangers hereby acknowledge that they have received the financial statements described in clause (a)(i) and (b) above.

6. The Lead Arrangers shall have received pro forma consolidated financial statements of the Borrower and its subsidiaries as of and for the most recently completed four-fiscal quarter period for which historical financial statements of the Company are provided pursuant to paragraph 5 above, prepared so as to give effect to the Transactions as if the Transactions had occurred and as of such date with respect to the balance sheet, which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting.

7. The Refinancing shall have been consummated, or shall be consummated substantially simultaneously with the initial borrowing under the First Lien Facilities on the Closing Date.

8. Subject in all respects to the Conditionality Provisions, all documents and instruments required to create and perfect the First Lien Administrative Agent’s security interests in the Collateral in accordance with the requirements set forth in Exhibit B shall have been executed by the Borrower and the other Guarantors, as applicable, and delivered to the First Lien Administrative Agent and, if applicable, shall be in proper form for filing.

9. The Lead Arrangers shall have received, at least three Business Days (as defined in the Acquisition Agreement) prior to the Closing Date, (a) all documentation and other information about the Borrower and the Guarantors that is (x) required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time, the “CDD Rule”) (which CDD Rule requirements shall be satisfied by delivering the LSTA form beneficial ownership certification) (such rules and regulations, the “KYC Rules”) and (y) set forth on the list of “KYC Requirements” delivered to you on or prior to the Original Signing Date (or, in the case of Apollo, Ares, Santander, BNP, Citizens, Golub, Mizuho, Natixis, SMBC, TD, UBS and WF, on or prior to the date hereof) and (b) all other documentation and other information about the Borrower and the Guarantors that is (x) requested in writing at least ten Business Days (as defined in the Acquisition Agreement) prior to the Closing Date by the applicable Administrative Agent or the Lead Arrangers and (y) (i) required by applicable regulatory authorities under the KYC Rules as a result of a change to the KYC Rules occurring after the Original Signing Date (or, in the case of Apollo, Ares, Santander, BNP, Citizens, Golub, Mizuho, Natixis, SMBC, TD, UBS and WF, after the date hereof), (ii) required as a result of the occurrence of any change in the applicable Lead Arranger’s circumstances, which change results in additional information being required under the KYC Rules, (iii) after the Lead Arranger’s review of any information delivered pursuant to this paragraph 9, reasonably determined to be required under the KYC Rules or (iv) readily available and customarily delivered by portfolio company affiliates of (at your election) any of the Sponsors in the United States in connection with bank financings.

10. All fees required to be paid to the Lead Arrangers, the Administrative Agent or the Lenders on the Closing Date pursuant to the Term Sheet and the Fee Letter to the extent invoiced at least three business days prior to the Closing Date (or such later date as the Borrower may reasonably agree) shall, upon the initial borrowing under the First Lien Facilities, have been paid or shall be paid substantially concurrently with funding (which amounts may be offset against the proceeds of the First Lien Facilities) to the extent such fees are due.

SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders party to the Agreement referred to below:

I, the undersigned [chief financial officer][interim chief financial officer][vice president of finance][other senior officer with similar title] of ___, _____________________ (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section  of the______________________ _____________________, dated as of ________________________, among _____________________ (the “Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the transactions to occur on the date hereof, determined in accordance with GAAP consistently applied.

(d) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e) “Do not have Unreasonably Small Capital”

The Borrower and its subsidiaries taken as a whole after consummation of the transactions to occur on the date hereof is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section ___ of the Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Agreement.

(c) As [chief financial officer][interim chief financial officer][vice president of finance][other senior officer with similar title] of the Borrower, I am familiar with the financial condition of the Borrower and its subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the transactions to occur on the date hereof, it is my opinion that (i) the Fair Value of the assets of the Borrower and its subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its subsidiaries taken as a whole exceeds their Liabilities; (iii) the Borrower and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its [chief financial officer][interim chief financial officer][vice president of finance][other senior officer with similar title] as of the date first written above.

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By:
Name:
Title: